U.S. $24,000,000,000

REVOLVING CREDIT AGREEMENT

Dated as of July 27, 2005

among

PROCTER & GAMBLE INTERNATIONAL S.A.R.L. AND

THE ADDITIONAL BORROWERS (AS DEFINED HEREIN)

as the Borrowers

and

THE LENDERS PARTY HERETO

as Lenders

and

CITIBANK, N.A.

as Administrative Agent

and

CITIGROUP GLOBAL MARKETS INC.

as Sole Lead Arranger and Sole Book Runner

and

JPMORGAN CHASE BANK, N.A.

as Syndication Agent

and

ABN AMRO BANK N.V. AND DEUTSCHE BANK SECURITIES INC.

as co-Documentation Agents

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01    Certain Defined Terms

SECTION 1.02    Computation of Time Periods

SECTION 1.03    Accounting Terms

ARTICLE II	AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01    The Revolving Credit Advances

SECTION 2.02    Making the Revolving Credit Advances

SECTION 2.03    Competitive Bid Facility

SECTION 2.04    Facility Fee

SECTION 2.05    Termination or Reduction of the Commitments

SECTION 2.06    Repayment of Advances

SECTION 2.07    Interest on Revolving Credit Advances

SECTION 2.08    Interest Rate Determination

SECTION 2.09    Optional Conversion of Advances

SECTION 2.10    Prepayments

SECTION 2.11    Increased Costs

SECTION 2.12    Illegality

SECTION 2.13    Payments and Computations

SECTION 2.14    Taxes

SECTION 2.15    Sharing of Payments, Etc

SECTION 2.16    Use of Proceeds

SECTION 2.17    Evidence of Debt

SECTION 2.18    Call Right of Affiliates

ARTICLE III	CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01    Conditions Precedent to Initial Borrowing

SECTION 3.02    Conditions Precedent to Each Borrowing

SECTION 3.03    Determinations Under Section 3.01

ARTICLE IV	REPRESENTATIONS AND WARRANTIES

SECTION 4.01    Representations and Warranties of the Borrowers

ARTICLE V	COVENANTS OF THE BORROWERS

SECTION 5.01    Affirmative Covenants

SECTION 5.02    Negative Covenants

ARTICLE VI	EVENTS OF DEFAULT

SECTION 6.01    Events of Default

SECTION 6.02    Remedies

ARTICLE VII	THE AGENT

SECTION 7.01    Authorization and Action

SECTION 7.02    Agent’s Reliance, Etc

SECTION 7.03    Citibank and Affiliates

SECTION 7.04    Lender Credit Decision

SECTION 7.05    Indemnification

SECTION 7.06    Successor Agent

SECTION 7.07    Sub-Agent

SECTION 7.08    Other Agents

ARTICLE VIII	MISCELLANEOUS

SECTION 8.01    Amendments, Etc

SECTION 8.02    Notices, Etc

SECTION 8.03    No Waiver; Remedies

SECTION 8.04    Costs and Expenses

SECTION 8.05    Right of Set-off

SECTION 8.06    Binding Effect

SECTION 8.07    Assignments and Participations

SECTION 8.08    Confidentiality

SECTION 8.09    Judgment Currency

SECTION 8.10    Additional Borrowers; Assumption of Advances

SECTION 8.11    Governing Law

SECTION 8.12    Jurisdiction

SECTION 8.13    Execution in Counterparts

SECTION 8.14    Waiver of Jury Trial

SECTION 8.15    Patriot Act

Schedules

Schedule I	-	List of Applicable Lending Offices

Exhibits

Exhibit A-1	-	Form of Notice of Revolving Credit Borrowing
Exhibit A-2	-	Form of Notice of Competitive Bid Borrowing
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C-1	-	Form of Opinion of Luxembourg Counsel for the Initial Borrower
Exhibit C-2	-	Form of Opinion of In-house Counsel for the Initial Borrower
Exhibit C-3	-	Form of Opinion of Special Counsel for the Initial Borrower
Exhibit D	-	Form of Borrower Accession Agreement
Exhibit E	-	Form of Pledge Agreement
Exhibit F	-	Form of Guaranty Agreement
Exhibit G	-	Form of Registration Rights Agreement
Exhibit H	-	Form of Section 2.14 Certificate
Exhibit I-1	-	Form of Revolving Credit Note
Exhibit I-2	-	Form of Competitive Bid Note

$24,000,000,000
REVOLVING CREDIT AGREEMENT

Dated as of July 27, 2005

PROCTER & GAMBLE INTERNATIONAL S.A.R.L., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg (the “Initial Borrower” and, together with the Additional Borrowers (as hereinafter defined), collectively, the “Borrowers”), the LENDERS PARTY HERETO, CITIBANK, N.A., as administrative agent for such Lenders (together with any successor thereto appointed pursuant to Article VII, the “Agent”), CITIGROUP GLOBAL MARKETS INC., as sole lead arranger and sole book runner, JPMORGAN CHASE BANK, N.A., as syndication agent, and ABN AMRO BANK N.V. and DEUTSCHE BANK SECURITIES INC., as co-documentation agents, agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

    SECTION 1.01    Certain Defined Terms.

    As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

    “Act” has the meaning specified in Section 8.15.

    “Additional Borrowers” has the meaning specified in Section 8.10(a).

    “Advance” means a Revolving Credit Advance or a Competitive Bid Advance by a Lender to a Borrower as part of a Borrowing, and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Advance).

    “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Equity of such Person.

    “Affiliate Guaranteed Borrower” means any Additional Borrower as to which a Guaranty Agreement by any Borrower or any Affiliate thereof is delivered in accordance with Section 8.10(a)(iv).

    “Agent’s Account” means (a) the account of the Agent maintained thereby at Citibank, N.A., at its office at Two Penns Way, New Castle, Delaware 19720, Account No. ________, Attention: Bank Loan Syndications, (b) in the case of Advances denominated in Euros, the account of the Sub-Agent designated in writing from time to time by the Agent to the Borrowers and the Lenders for such purpose, and (c) in any such case, such other account of the Agent as is designated in writing from time to time by the Agent to each of the Borrowers and the Lenders for such purpose.

    “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance and, in the case of a Competitive Bid Advance, the office of such Lender or any of its Affiliates notified by such Lender to the Agent as its Applicable Lending Office with respect to such Competitive Bid Advance. It is acknowledged and agreed that any Lender may have one or more Applicable Lending Offices with respect to Advances of any Type made or to be made to any Borrower and one or more other Applicable Lending Offices with respect to Advances of such Type made or to be made to any other Borrower.

    “Applicable Margin” means, as of any date, (a) for Base Rate Advances, 0.000% per annum and (b) for Eurocurrency Rate Advances, 0.060% per annum.

    “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and any Person and approved by the Initial Borrower and the Agent, in substantially the form of Exhibit B hereto.

    “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

        (a)  the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank, N.A.’s base rate; and

        (b)  0.50% per annum above the Federal Funds Rate.

    “Base Rate Advance” means a Revolving Credit Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

    “beneficial owner” has the meaning specified in Section 2.14(c)(v).

    “Borrowers” has the meaning specified in the recital of parties to this Agreement.

    “Borrowing” means a Revolving Credit Borrowing or a Competitive Bid Borrowing.

    “Borrower Accession Agreement” has the meaning specified in Section 8.10(a).

    “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings are carried on in the London interbank market (or, in the case of an Advance denominated in Euros, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open).

    “Closing Date” has the meaning specified in Section 3.01.

    “Collateral” has the meaning specified in Section 1 of the Pledge Agreement

    “Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name on the signature pages hereof or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d), as such amount may be reduced pursuant to Section 2.05.

    “Communications” has the meaning specified in Section 8.02(b).

    “Company” means The Procter & Gamble Company, an Ohio corporation of which the Initial Borrower is, as of the Closing Date, a wholly-owned Subsidiary.

    “Competitive Bid Advance” means an advance by a Lender to any Borrower as part of a Competitive Bid Borrowing and refers to a Fixed Rate Advance or a Eurocurrency Rate Advance.

    “Competitive Bid Borrowing” means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such Borrowing has been accepted under the competitive bidding procedure described in Section 2.03.

    “Competitive Bid Note” has the meaning specified in Section 2.03(f).

    “Competitive Bid Reduction” means, at any time, the deemed use of each Lender’s Commitment in an amount equal to such Lender’s Pro Rata Share of all outstanding Competitive Bid Advances at such time.

    “Confidential Information” means information that the Company or any Loan Party furnishes to the Agent or any Lender on a confidential basis or that a reasonable Person would conclude is confidential or proprietary, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than any of the Loan Parties, the Company or any of their Affiliates or any of their respective advisors.

    “Consolidated” refers to the consolidation of accounts in accordance with GAAP.

    “Consolidated Assets” means, with respect to any Loan Party, all assets of such Loan Party and its Included Subsidiaries that, in accordance with GAAP, would be classified as assets on the balance sheet of such Loan Party determined on a Consolidated basis.

    “Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

    “Covered Jurisdiction” means, with respect to any Borrower, the United States, Switzerland and Ireland.

    “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all non-contingent obligations to reimburse any Person in respect of any amounts paid under acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Mortgage on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

    “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

    “Dollars” and the “$” sign each means lawful currency of the United States of America.

    “Domestic Lending Office” means, with respect to any Lender, the office, offices, Affiliate or Affiliates of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office or Affiliate of such Lender as such Lender may from time to time specify to each of the Borrowers and the Agent. It is acknowledged and agreed that any Lender may specify one or more Domestic Lending Offices with respect to Advances made or to be made to any Borrower and one or more other Domestic Lending Offices with respect to Advances made or to be made to any other Borrower; provided that no Lender may specify more than one Domestic Lending Office unless it also specifies a “Principal Domestic Lending Office”, in which case such “Principal Domestic Lending Office” shall be deemed to be its “Domestic Lending Office” for purposes of the definition herein of “Eurocurrency Lending Office and Section 8.02.

    “EBITDA” means, for any Person for any period, net income (or net loss) plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense and (d) amortization expense, in each case determined for such Person and its Consolidated Subsidiaries in accordance with GAAP for such period.

    “EMU” means Economic and Monetary Union as contemplated in the Treaty of Rome.

    “EMU Legislation” means legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states, being in part legislative measures to implement EMU.

    “Equivalent” in Dollars of Euros on any date means the equivalent in Dollars of Euros determined by using the quoted spot rate at which the Sub-Agent’s principal office in London offers to exchange Dollars for Euros in London prior to 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement, and the “Equivalent” in Euros of Dollars means the equivalent in Euros of Dollars determined by using the quoted spot rate at which the Sub-Agent’s principal office in London offers to exchange Euros for Dollars in London prior to 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement.

    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

    “EURIBO Rate” means, for any Interest Period, the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) appearing on Page 248 of the Moneyline Telerate Service (or on any successor or substitute page) as the London interbank offered rate for deposits in Euro at approximately 11:00 A.M. (London time) on the Business Day immediately preceding the commencement of such Interest Period, for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the respective rates per annum at which deposits in Euros are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) on the Business Day immediately preceding the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period, subject, however, to the provisions of Section 2.08.

    “Euro” and “(euro)”means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community.

    “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

    “Eurocurrency Lending Office” means, with respect to any Lender, the office, offices, Affiliate or Affiliates of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule I hereto or in Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office, offices, Affiliate or Affiliates of such Lender as such Lender may from time to time specify to each of the Borrowers and the Agent. It is acknowledged and agreed that any Lender may specify one or more Eurocurrency Lending Offices with respect to Advances made or to be made to any Borrower and one or more other Eurocurrency Lending Offices with respect to Advances made or to be made to any other Borrower.

    “Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing, (a) in the case of any Advance denominated in Dollars, the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) appearing on Moneyline Telerate Markets Page 3750 (or on any successor or substitute page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) on the Business Day immediately preceding the first day of such Interest Period, for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars is offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) on the Business Day immediately preceding the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period or, (b) in the case of any Advance denominated in Euros, the EURIBO Rate. If the Moneyline Telerate Markets Page 3750 (or on any successor or substitute page) is unavailable, the Eurocurrency Rate for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks on the Business Day immediately preceding the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

    “Eurocurrency Rate Advance” means a Revolving Credit Advance denominated in either Optional Currency that bears interest as provided in Section 2.07(a)(ii) or a Competitive Bid Advance denominated in either Optional Currency that bears interest by reference to the Eurocurrency Rate.

    “Events of Default” has the meaning specified in Section 6.01.

    “Excluded Taxes” means, (a) with respect to any Lender or the Agent, Taxes imposed on such Person’s overall net income (and franchise Taxes imposed on such Person in lieu of net income Taxes) as a result of any present or former connection between such Person and the relevant taxing authority, in each case, whether in effect as of the date hereof or subsequently imposed as a result of a Change in Law, and (b) with respect to payments made by any Borrower organized in a Covered Jurisdiction to any Person, any Taxes not imposed as a direct result of a Change in Law occurring after the date on which such Person became a Lender or the Agent.

    “Existing Agent” means Merrill Lynch Capital Corporation, in its capacity as agent under the Existing Credit Agreement.

    “Existing Credit Agreement” means the Bridge Credit Agreement dated as of January 28, 2005 between the Initial Borrower and the Existing Agent, as amended, supplemented and otherwise modified by the First Amendment to Bridge Credit Agreement and Pledge Agreement dated as of April 14, 2005, the Second Amendment to Bridge Credit Agreement dated as of May 4, 2005 and the Third Amendment to Bridge Credit Agreement dated as of May 17, 2005.

    “Existing Pledge Agreement” means the Pledge Agreement dated as of March 28, 2005 by the Initial Borrower in favor of the Existing Agent, as amended, supplemented and otherwise modified by the First Amendment to Bridge Credit Agreement and Pledge Agreement dated as of April 14, 2005 and the Third Amendment to Bridge Credit Agreement dated as of May 17, 2005.

    “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

    “Fixed Rate Advances” means a Competitive Bid Advance denominated in either Optional Currency that bears interest as provided in Section 2.03(a)(i).

    “GAAP” has the meaning specified in Section 1.03.

    “Guarantor” means, with respect to any Affiliate Guaranteed Borrower, the Borrower or the Affiliate of a Borrower that has guaranteed the obligations of such Affiliate Guaranteed Borrower under a Guaranty Agreement delivered in accordance with Section 8.10(a)(iv).

    “Guaranty Agreement” means a guaranty agreement, in substantially the form of Exhibit F hereto, made by the Initial Borrower or a Related Party in favor of the Agent and the Lenders.

    “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

    “Included Subsidiaries” means with respect to any Loan Party, the Subsidiaries of such Loan Parties that such Loan Party elects to include in the Consolidated financial statements of such Loan Party most recently delivered to the Agent pursuant to Section 4.01(e), 5.01(d)(i) or 5.01(d)(ii).

    “Initial Lender” means each financial institution identified as an Initial Lender on the signature pages to this Agreement.

    “Interest Payment Date” means (a) with respect to any Base Rate Advance, (i) the last day of each March, June, September and December during the period in which such Base Rate Advance is outstanding and (ii) the date such Base Rate Advance is Converted or paid in full, and (b) with respect to any Eurocurrency Rate Advance, (i) the last day of each Interest Period applicable to such Eurocurrency Rate Advance and, if such Interest Period has a duration of more than three months, each day that occurs during such Interest Period every three months from the first day of such Interest Period and (ii) the date such Eurocurrency Rate Advance is Converted or paid in full.

    “Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower requesting a Borrowing pursuant to the provisions below and, thereafter, with respect to Eurocurrency Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one week or one, two, three or six months, as such Borrower may, upon notice received by the Agent not later than 9:00 A.M. (New York City time) on the Business Day immediately preceding the first day of such Interest Period, select; provided, however, that:

        (a)  no Borrower may select any Interest Period that ends after the Termination Date;

        (b)  Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration;

        (c)  whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

        (d)  whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

    “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

    “Lenders” means each Initial Lender and each Person that shall become a party hereto pursuant to Section 8.07 and, as to any Lender, the term “Lender” includes any of its Affiliates designated as such by such Lender located in (e.g., being fiscally resident in or organized in or having a branch, office, permanent establishment or other place of business in) a Covered Jurisdiction.

    “Loan Documents” means, collectively, this Agreement, each Note, if any, each Borrower Accession Agreement, the Registration Rights Agreement, each Guaranty Agreement and the Pledge Agreement.

    “Loan Parties” means, collectively, at any time, the Borrowers and the Guarantors at such time.

    “Material Adverse Change” means any material adverse change in the financial condition or results of operations of the Borrowers and their Subsidiaries, taken as a whole.

    “Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of the Loan Parties and their Subsidiaries, taken as a whole, (b) the rights and remedies of the Agent or the Lenders under any Loan Document or (c) the ability of the Loan Parties to perform their obligations under the Loan Document.

    “Material Subsidiary” means, at any time, any Subsidiary of the Initial Borrower having (a) assets with a value of not less than 5% of the total value of the assets of the Initial Borrower and its Subsidiaries, taken as a whole, or (b) Consolidated EBITDA of not less than 5% of the aggregate Consolidated EBITDA of the Initial Borrower and its Subsidiaries, taken as a whole, in each case as of the end of or for the most recently completed fiscal quarter of the Initial Borrower.

    “Moody’s” means Moody’s Investors Service, Inc.

    “Mortgage” means any lien or security interest or other charge or encumbrance having the effect of a lien or security interest.

    “Non-Excluded Taxes” has the meaning specified in Section 2.14(a).

    “Note” means a Revolving Credit Note or a Competitive Bid Note, as context may require.

    “Notice” has the meaning specified in Section 8.02(c).

    “Notice of Competitive Bid Borrowing” has the meaning specified in Section 2.03(a).

    “Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a).

    “Optional Currency” means Dollars or Euros, as context may require.

    “Permitted Mortgages” means the following types of Mortgages:

        (a)  Mortgages for taxes, assessments and governmental charges or levies to the extent not otherwise required to be paid under Section 5.01(b);

         (b)  Mortgages imposed by law, including, without limitation, materialmen’s, mechanics’, carriers’, workmen’s, storage and repairmen’s Mortgages and other similar Mortgages arising in the ordinary course of business;

       (c)  pledges or deposits to secure obligations under workers’ compensation laws, unemployment insurance or other similar social security legislation (including, without limitation, in respect of employee benefit plans subject to ERISA) or to secure public or statutory obligations;

      (d)  Mortgages securing the performance of, or payment in respect of, tenders, statutory obligations, contract bids, government or utility obligations, payment, performance, surety and return-of-money bonds and other similar obligations incurred in the ordinary course of business and other obligations of a similar nature, whether pursuant to statutory requirements, common law or consensual arrangements;

      (e)  any interest or title of a lessor or sublessor or a licensor and any restriction or encumbrance to which the interest or title of such lessor, sublessor or licensor may be subject;

      (f)  licenses and other arrangements for the use of software and other intellectual property by such Person;

        (g)  Mortgages arising out of judgments or awards that do not constitute an Event of Default under Section 6.01(e) or 6.01(f);

        (h)  rights of way, easements, restrictions (including zoning restrictions), covenants, consents, reservations, encroachments, variations, mineral reservations and rights, leases, licenses and other similar restrictions, charges, encumbrances (whether or not recorded), prior rights of other Persons, and similar obligations with respect to real property arising by operation of law or contained in similar instruments;

        (i)  Mortgages arising from the rights of lessors under leases (including financing statements regarding property subject to such leases or subleases);

        (j)  rights of consignors of goods, whether or not perfected by the filing of a financing statement under the Uniform Commercial Code of any jurisdiction (or similar filings and recordings under equivalent provisions of applicable law), including, without limitation, goods which are the subject of tolling agreements or manufacturing and servicing agreements; and

        (k)  customary rights of set-off upon deposits of cash arising as a matter of law in favor of banks, other depository institutions, brokers and other securities intermediaries in which such cash is maintained in the ordinary course of business.

    “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

    “Platform” has the meaning specified in Section 8.02(b).

    “Pledge Agreement” means the pledge agreement, in substantially the form of Exhibit E hereto, by the Initial Borrower in favor of the Agent.

    “Principal Manufacturing Property” means any facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing or processing, wherever located, owned or leased by any Borrower, any Subsidiary of any Borrower, or any Guarantor and having a gross book value in excess of $750,000,000, other than any such facility or portion thereof (a) which is a pollution control or other facility financed by obligations issued by (i) a state or local governmental unit pursuant to Section 103(b)(4)(E), 103(b)(4)(F) or 103(b)(6) of the Internal Revenue Code of 1954, or any successor provision thereof, or (ii) the equivalent of the financing referred to in subclause (a)(i) above in any jurisdiction other than the United States, or (b) which, in the opinion of the Board of Directors of the Intial Borrower or the applicable Loan Party, is not of material importance to the total business conducted by the Loan Parties and their Subsidiaries, considered as a whole.

    “Process Agent” has the meaning specified in Section 8.12.

    “Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of (a) a fraction the numerator of which is the amount of such Lender’s Unused Commitment at such time and the denominator of which is the aggregate Unused Commitments of all Lenders at such time and (b) such amount.

    “Reference Banks” means (a) in the case of any Revolving Credit Borrowing, Citibank, N.A. and [  ] and (b) in the case of any Competitive Bid Borrowing, two of the Lenders making the all or part of such Competitive Bid Borrowing (as selected by the applicable Borrower) or if only one Lender is making such Competitive Bid Borrowing, such Lender

    “Register” has the meaning specified in Section 8.07(d).

    “Registration Rights Agreement” means a registration rights agreement, in substantially the form of Exhibit G hereto, between the Company and the Company and the Agent.

    “Related Party” means a Person (a) a majority of whose voting common equity is owned directly or indirectly by, or is under common control with, the Initial Borrower, and that includes the name “Procter & Gamble” or “P&G” in its legal name or commonly used trade names, or (b) that directly or indirectly owns a majority of the voting common equity in the Initial Borrower and includes the name “Procter & Gamble” or “P&G” in its legal name or commonly used trade names.

    “Required Lenders” means at any time Lenders owed in excess of 50% of the then aggregate unpaid principal amount (based on the Equivalent in Dollars at such time) of the Revolving Credit Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having in excess of 50% of the Commitments; provided, however, that if any Lender shall be an Affiliate of any Borrower at such time, there shall be excluded from the determination of Required Lenders at such time the then aggregate unpaid principal amount (based on the Equivalent in Dollars at such time) of the Revolving Credit Advances owing to such Affiliate (in its capacity as a Lender) at such time or, if no such principal amount is then outstanding, such Affiliate’s Commitment at such time.

    “Revolving Credit Advance” means an advance by a Lender to a Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance.

    “Revolving Credit Borrowing” means a Borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

    “Revolving Credit Note” has the meaning specified in Section 2.17(a).

    “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

    “Sub-Agent” means Citibank International plc.

    “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

    “Taxes” has the meaning specified in Section 2.14(a).

    “Termination Date” means the earlier of (a) July 27, 2008 and (b) the date of termination in whole of the aggregate Commitments pursuant to Section 2.05 or 6.02.

    “Transaction” means the Company’s acquisition of The Gillette Company as announced in the Company’s press release dated January 28, 2005 filed on Form 8-K with the United States Securities and Exchange Commission.

    “Transaction Termination Date” means the date of any public announcement by the Company that the Transaction has expired or has been terminated.

    “Treaty of Rome” means the Treaty of Rome of 25 March 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on 7 February 1992 and came into force on 1 November 1993), as such treaty may be amended from time to time and as referred to in the EMU legislation.

    “Type” has the meaning specified in the definition of “Advance” in Section 1.01.

    “Unused Commitment” means, with respect to any Lender at any time, (a) such Lender’s Commitment at such time, less (b) the sum of:

(i)  the aggregate principal amount of all Revolving Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time; and

(ii)  the product of (x) a fraction the numerator of which is the difference between the amount of such Lender’s Commitment at such time minus the aggregate principal amount of the Revolving Credit Loans held by such Lender at such time and the denominator of which is the difference between the aggregate Commitments of all Lenders at such time minus the aggregate principal amount of the Revolving Credit Loans made by the Lenders and outstanding at such time and (y) the aggregate principal amount of Competitive Bid Advances made by the Lenders and outstanding at such time.

    “Utilization Fee” means, as of any date that the sum of the aggregate principal amount of the Advances (other than Competitive Bid Advances) outstanding exceeds 50% of the aggregate Commitments, 0.015% per annum.

    “Voting Equity” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

    SECTION 1.02    Computation of Time Periods.

    In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

    SECTION 1.03    Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

    SECTION 2.01    The Revolving Credit Advances.

    Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to each Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date in an aggregate amount (based in respect of any Advances to be denominated in Euros by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Revolving Credit Borrowing) not to exceed such Lender’s Unused Commitment at such time. Each Borrowing shall be in a minimum amount of $10,000,000, in respect of Revolving Credit Advances denominated in Dollars, or (euro)10,000,000, in respect of Revolving Credit Advances denominated in Euros (or, if less, an aggregate amount equal to the amount by which the aggregate amount of a proposed Competitive Bid Borrowing requested by any Borrower exceeds the aggregate amount of Competitive Bid Advances offered to be made by the Lenders and accepted by such Borrower in respect of such Competitive Bid Borrowing, if such Competitive Bid Borrowing is made on the same date as such Revolving Credit Borrowing), and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments; provided that such minimum amount shall not apply with respect to any Revolving Credit Advances made in accordance with the provisions of Section 2.04(a)(ii) or Section 2.07(c). Within the limits of each Lender’s Commitment, each Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.10 and reborrow under this Section 2.01.

    SECTION 2.02    Making the Revolving Credit Advances.

 (a)  Each Revolving Credit Borrowing shall be made on notice, given not later than (i) 9:00 A.M. (New York City time) on the Business Day immediately preceding the date of the proposed Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars, (ii) 11:00 A.M. (London time) on the second Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in Euros, or (iii) 9:00 A.M. (New York City time) on the Business Day of the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by any Borrower to the Agent (and, in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in Euros, simultaneously to the Sub-Agent), which shall give to each Lender prompt notice thereof by telecopier or Email. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by Email, confirmed promptly by telephone, shall be in substantially the form of Exhibit A-1 hereto, specifying therein the requested (A) date of such Revolving Credit Borrowing, (B) Type and Optional Currency of Revolving Credit Advances comprising such Revolving Credit Borrowing, (C) aggregate amount of such Revolving Credit Borrowing, (D) in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances, the initial Interest Period for each such Revolving Credit Advance, (E) the account to which the proceeds of the requested Revolving Credit Borrowing are to be transferred and (F) whether the proceeds of such Revolving Credit Borrowing will be used for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System). Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Revolving Credit Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Revolving Credit Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the appropriate Borrower by transferring the amount thereof to the account designated by such Borrower for such purpose.

(b)  Anything in subsection (a) above to the contrary notwithstanding, no Borrower may select Eurocurrency Rate Advances for any Revolving Credit Borrowing if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12.

(c)  Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the Borrower giving such notice. In the case of any Revolving Credit Borrowing which the related Notice of Revolving Credit Borrowing specifies is to be composed of Eurocurrency Rate Advances, such Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

(d)  Unless the Agent or the Sub-Agent, as the case may be, shall have received notice from a Lender prior to the date of any Revolving Credit Borrowing that such Lender will not make available to the Agent or the Sub-Agent, as the case may be, such Lender’s Pro Rata Share of such Revolving Credit Borrowing, the Agent or the Sub-Agent, as the case may be, may assume that such Lender has made such portion available to the Agent or the Sub-Agent, as the case may be, on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent or the Sub-Agent, as the case may be, may, in reliance upon such assumption, make available to the Borrower requesting such Revolving Credit Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent or the Sub-Agent, as the case may be, such Lender and such Borrower severally agree to repay to the Agent or the Sub-Agent, as the case may be, forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent or the Sub-Agent, as the case may be, at (i) in the case of such Borrower, the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent or the Sub-Agent, as the case may be, such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement.

(e)  The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.

(f)  Any Revolving Credit Advance made by any Applicable Lending Office of any Lender shall be deemed to be an Advance of such Lender for purposes of calculating the utilization of the Commitment of such Lender hereunder, except that if such Applicable Lending Office of such Lender is another Lender, such Revolving Credit Advance shall be deemed to be an Advance of such other Lender for purposes of calculating the utilization of the Commitments of both such Lenders hereunder.

    SECTION 2.03    Competitive Bid Facility.

 (a)  Each Lender severally agrees that any Borrower may make Competitive Bid Borrowings under this Section 2.03 from time to time on any Business Day during the period from the Closing Date until the date occurring 30 days prior to the then scheduled Termination Date in the manner set forth below; provided that, the aggregate principal amount of the Competitive Bid Advances comprising each Competitive Bid Borrowing shall not exceed the aggregate Unused Commitments of the Lenders at such time.

(i)  Any Borrower may request a Competitive Bid Borrowing under this Section 2.03 by delivering to the Agent (and, in the case of a Competitive Bid Borrowing not consisting of Fixed Rate Advances or Eurocurrency Rate Advances to be denominated in Dollars, simultaneously to the Sub-Agent), by telephone or Email, confirmed promptly in writing, or by telecopier, a notice of a Competitive Bid Borrowing (a “Notice of Competitive Bid Borrowing”), in substantially the form of Exhibit A-2 hereto, specifying therein (A) the requested date of such proposed Competitive Bid Borrowing (which shall be a Business Day), (B) the requested aggregate amount and Optional Currency of such proposed Competitive Bid Borrowing, (C) whether such proposed Competitive Bid Borrowing shall consist of Fixed Rate Advances or Eurocurrency Rate Advances, (D) in the case of a Competitive Bid Borrowing consisting of (1) Eurocurrency Rate Advances, the requested Interest Period for each such Eurocurrency Rate Advance and (2) Fixed Rate Advances, the requested maturity date for repayment of each such Fixed Rate Advance (which maturity date may not be earlier than the date occurring seven days after the date of such proposed Competitive Bid Borrowing or later than the earlier of (x) 360 days after the date of such proposed Competitive Bid Borrowing and (y) the Termination Date), (E) the requested interest payment date or dates for each Competitive Bid Advance comprising part of such proposed Competitive Bid Borrowing, (F) whether or not the Competitive Bid Advances comprising such proposed Competitive Bid Borrowing may be prepaid and, if so, whether with or without penalty, (G) the address and account number of such Borrower to which the proceeds of such proposed Competitive Bid Borrowing are to be advanced, (H) whether the proceeds of such Competitive Bid Borrowing will be used for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) and (I) the requested other terms, if any, to be applicable to such proposed Competitive Bid Borrowing, not later than (I) 9:00 A.M. (New York City time) at least two Business Days prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall specify in the related Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Advances comprising any such Competitive Bid Borrowing, which shall be denominated in Dollars or Euros, being referred to herein as “Fixed Rate Advances”) (II) 9:00 A.M. (New York City time) three Business Days preceding the date of the proposed Competitive Bid Borrowing in the case of a Competitive Bid Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars, and (III) 2:00 P.M. (New York City time) three Business Days preceding the date of the proposed Competitive Bid Borrowing in the case of a Competitive Bid Borrowing consisting of Eurocurrency Rate Advances denominated in Euros. Each Notice of Competitive Bid Borrowing shall be irrevocable and binding on the Borrower that requested such Competitive Bid Borrowing. The Agent or the Sub-Agent, as the case may be, shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from any Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

(ii)  Each Lender may, in its sole discretion, elect to irrevocably offer to make one or more Competitive Bid Advances to the Borrower requesting the Competitive Bid Advances as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Agent or the Sub-Agent, as the case may be (which shall give prompt notice thereof to the Borrower requesting the Competitive Bid Borrowing), before 12:00 P.M. (New York City time) one Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, and (B) before 1:00 P.M. (New York City time) two Business Days prior to the date of the proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Eurocurrency Rate Advances, of the minimum amount and maximum amount of each Competitive Bid Advance that such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts, subject to the proviso of the first sentence of this Section 2.03(a), may exceed such Lender’s Commitment, if any), the rate or rates of interest therefor and such Lender’s Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Agent, in its capacity as a Lender, shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower requesting such Competitive Bid Borrowing of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Agent or to the Sub-Agent, as the case may be, by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Agent, before 10:00 A.M. (New York City time) or the Sub-Agent before 12:00 noon (London time), as the case may be, on the date on which notice of such election is to be given to the Agent or to the Sub-Agent, as the case may be, by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.

(iii)  The Borrower requesting any particular Competitive Bid Borrowing shall, in turn, before (A) 4:00 P.M. (New York City time) one Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, and (B) 4:00 P.M. (New York City time) two Business Days prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Eurocurrency Rate Advances, either:

(A)  cancel such Competitive Bid Borrowing by giving the Agent notice to that effect; or

(B)  accept one or more of the offers made by any Lender or Lenders pursuant to Section 2.03(a)(ii), in its sole discretion but subject to the next two succeeding sentences, by giving notice to the Agent or to the Sub-Agent, as the case may be, of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to such Borrower by the Agent or the Sub-Agent, as the case may be, on behalf of such Lender for such Competitive Bid Advance pursuant to Section 2.03(a)(ii)) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to Section 2.03(a)(ii) by giving the Agent or the Sub-Agent, as the case may be, notice to that effect; provided, however, that such Borrower may not accept offers that, in the aggregate, exceed the amount of the proposed Competitive Bid Borrowing specified in the related Notice of Competitive Bid Borrowing. The Borrower that requested such Competitive Bid Borrowing shall accept the offers made by any Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders for a particular Competitive Bid Borrowing. If two or more Lenders have offered the same interest rate for a particular Competitive Bid Borrowing, the amount to be borrowed at such interest rate will be allocated among such Lenders ratably according to the amount that each such Lender offered at such interest rate.

(iv)  If the Borrower that requested any particular Competitive Bid Borrowing notifies the Agent or the Sub-Agent, as the case may be, that such Competitive Bid Borrowing is cancelled pursuant to Section 2.03(a)(iii)(A), the Agent or the Sub-Agent, as the case may be, shall give prompt notice thereof to each of the Lenders and such Competitive Bid Borrowing shall not be made.

(v)  If the Borrower that requested any particular Competitive Bid Borrowing accepts one or more of the offers made by any Lender or Lenders pursuant to Section 2.03(a)(iii)(B) in respect of such Competitive Bid Borrowing, the Agent or the Sub-Agent, as the case may be, shall in turn promptly notify (A) each Lender that has made an offer as described in Section 2.03(a)(ii) of the date and the aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to Section 2.03(a)(ii) have been accepted by such Borrower and (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, (1) of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing and (2) upon receipt, that the Agent or the Sub-Agent, as the case may be, has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each Lender that is to make a Competitive Bid Advance as part of any Competitive Bid Borrowing shall, before 12:00 Noon (New York City time) on the date of such Competitive Bid Borrowing specified in the notice received from the Agent or from the Sub-Agent, as the case may be, pursuant to subclause (v)(A) of the immediately preceding sentence or any later time when such Lender shall have received notice from the Agent or from the Sub-Agent, as the case may be, pursuant to subclause (v)(B)(2) of the immediately preceding sentence, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s portion of such Competitive Bid Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Agent of such funds, the Agent will make such funds available to the Borrower that requested such Borrowing at the address and the account number specified by such Borrower in the related Notice of Competitive Bid Borrowing or, if no such address and account number are specified in the related Notice of Competitive Bid Borrowing, at the Agent’s address referred to in Section 8.02. Promptly after (x) each Competitive Bid Borrowing, the Agent will notify each Lender of the amount of such Competitive Bid Borrowing, the corresponding Competitive Bid Reduction resulting therefrom and the dates upon which such Competitive Bid Reduction commenced and will terminate and (y) the prepayment of any Competitive Bid Borrowing by the applicable Borrower, the Agent will notify each Lender of the amount and date of each such prepayment and the amount, if any, of the corresponding Competitive Bid Reduction remaining after giving effect thereto.

(vi)  If the Borrower that requested any applicable Competitive Bid Borrowing notifies the Agent or the Sub-Agent, as the case may be, that it accepts one or more of the offers made by any Lender or Lenders pursuant to Section 2.03(a)(iii)(B), such notice of acceptance shall be irrevocable and binding on such Borrower. Such Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Competitive Bid Borrowing for such Competitive Bid Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing when such Competitive Bid Advance, as a result of such failure, is not made on such date.

(b)  Each Competitive Bid Borrowing shall be in an aggregate amount of not less than $10,000,000, in respect of Revolving Credit Advances denominated in Dollars, or (euro)10,000,000, in respect of Revolving Credit Advances denominated in Euros and, following the making of each Competitive Bid Borrowing, the Borrowers shall be in compliance with the limitation set forth in the proviso to the first sentence of Section 2.03(a).

(c)  Within the limits and on the conditions set forth in this Section 2.03, any Borrower may from time to time borrow under Section 2.03(a), repay pursuant to Section 2.06(b) or prepay pursuant to Section 2.03(d), and reborrow under Section 2.03(a).

(d)  The Borrower to which any particular Competitive Bid Borrowing is made shall have no right to prepay the principal amount of any Competitive Bid Advance (or any portion thereof) unless, and then only on the terms, specified by such Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to Section 2.03(a)(i) and, if applicable, set forth in the Competitive Bid Note evidencing such Competitive Bid Advance.

(e)  The Borrower to which any particular Competitive Bid Borrowing is made shall pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for and in the Optional Currency of such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to Section 2.03(a)(ii), payable on the interest payment date or dates specified by such Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to Section 2.03(a)(i) and, if applicable, provided in the Competitive Bid Note evidencing such Competitive Bid Advance.

(f)  Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) any Competitive Bid Advance owing to, or to be made by, such Lender as part of a Competitive Bid Borrowing, such Borrower shall promptly execute and deliver to such Lender a separate promissory note, in substantially the form of Exhibit I-2 hereto (each, a “Competitive Bid Note”), payable to the order of such Lender in a principal amount equal to the amount of indebtedness of such Borrower resulting from such Competitive Bid Advance.

    SECTION 2.04    Facility Fee.

 (a)  The Initial Borrower agrees to pay to the Agent for the account of each Lender a facility fee in Dollars on the aggregate amount of such Lender’s Commitment, from the Closing Date in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date, at a rate per annum equal to 0.025% per annum, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2005, and on the Termination Date.

(b)  Unless the Initial Borrower shall have notified the Agent in writing on or before 9:00 A.M. (New York City time) on the Business Day immediately preceding the last day of each March, June, September and December, commencing September 30, 2005, and the Termination Date, that it will pay, in cash, the Facility Fee that is due and payable by it on such date, the Lenders will be deemed to have made Revolving Credit Advances on such date in an amount equal to the Facility Fee that would otherwise be due and payable on such date, which Revolving Credit Advances shall, unless the Initial Borrower has otherwise notified the Agent in writing on or before such Business Day, be a Eurocurrency Rate Advance denominated in Dollars having an initial Interest Period of one month. Each Revolving Credit Advance made pursuant to this Section 2.04(a)(ii) shall be deemed (A) to have made pursuant to the Commitments and shall be subject to the limitation that the aggregate outstanding principal amount of the Revolving Credit Advances may at no time exceed the Commitments then in effect and (B) not to have been used for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

    SECTION 2.05    Termination or Reduction of the Commitments.

 (a)  Optional. The Initial Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or reduce ratably in part the Unused Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000.

(b)  Mandatory. (i) The Commitments shall automatically terminate on the Termination Date.

(ii)  In the event the Transaction Termination Date occurs, the Commitments shall be reduced to zero on the date which is 30 Business Days after the Transaction Termination Date.

(iii)  The Commitments shall be automatically reduced on each date on which the prepayment of Advances is required to be made pursuant to Section 2.10(b)(iii) by an amount equal to 75% of the amount of the net cash proceeds received by the Borrowers from any issuance of any publicly traded bonds, debentures, or similar debt securities described in such Section 2.10(b)(iii).

    SECTION 2.06    Repayment of Advances.

 (a)   Revolving Credit Advances. Each Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of all Revolving Credit Advances made to it that are then outstanding.

(b)  Repayment of Competitive Bid Advances. Each Borrower shall repay to the Agent, for the account of each Lender that has made a Competitive Bid Advance, the aggregate outstanding principal amount of each Competitive Bid Advance made to such Borrower and owing to such Lender on the earlier of (i) the maturity date therefor, in the case of any such Competitive Bid Advance that is a Fixed Advance, or the last day of the Interest Period therefor, in the case of any such Competitive Bid Advance that is a Eurocurrency Rate Advance, in each case as specified in the related Notice of Competitive Bid Borrowing delivered pursuant to Section 2.03(a)(i) and, if applicable, provided in the Competitive Bid Note evidencing such Competitive Bid Advance, and (ii) the Termination Date.

    SECTION 2.07    Interest on Revolving Credit Advances.

 (a)  Scheduled Interest. Subject to the provisions of Section 2.07(c), each Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance made to it that is owing to each Lender from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)  Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time plus (z) the Utilization Fee, if any, in effect from time to time, payable in arrears on each Interest Payment Date with respect to such Base Rate Advance.

(ii)  Eurocurrency Rate Advances. During such periods as such Revolving Credit Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time plus (z) the Utilization Fee, if any, in effect from time to time, payable in arrears on each Interest Payment Date with respect to such Eurocurrency Rate Advance.

(b)  Default Interest. Each Borrower shall pay interest on:

(i)  any portion of the unpaid principal amount of each Revolving Credit Advance made to it that is owing to each Lender that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Revolving Credit Advance pursuant to clause (a)(i) or (a)(ii) above, as the case may be;

(ii)  any portion of the unpaid principal amount of each Competitive Bid Advance made to such Borrower and owing to any Lender, payable in arrears on the date or dates interest is payable on such Competitive Bid Advance, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Competitive Bid Advance in the offer made by such Lender pursuant to Section 2.03(a)(ii) and accepted by such Borrower under Section 2.03(a)(v), and

(iii)  to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.

(c)  Capitalization of Interest. Anything contained in this Agreement to the contrary notwithstanding, unless the appropriate Borrower has notified the Agent in writing on or before 9:00 A.M. (New York City time) on the Business Day immediately preceding any Interest Payment Date or date of a prepayment pursuant to Section 2.10(b)(i), that it will pay, in cash, the interest applicable to any Revolving Credit Advance, including any applicable Utilization Fee, that is due and payable by it on such Interest Payment Date in accordance with Section 2.07(a) or on such prepayment date in accordance with Section 2.10(b)(i), as applicable, the Lenders will be deemed to have made Revolving Credit Advances on such Interest Payment Date or prepayment date, as applicable, in an amount equal to the aggregate amount of interest, including any applicable Utilization Fee, that would otherwise be due and payable on such date, which Revolving Credit Advance shall, unless such Borrower has otherwise notified the Agent in writing on or before such Business Day, (i) be of the same Type and Optional Currency as the Advance (the “Reference Advance”) in respect of which such interest (including any applicable Utilization Fee) shall have accrued (in each case after giving effect to any Conversion of the Reference Advance on such Interest Payment Date), and (ii) if such Revolving Credit Advance is a Eurocurrency Rate Advance, have an initial Interest Period of the same duration as the Interest Period commencing on such Interest Payment Date with respect to the Reference Advance. Each Revolving Credit Advance made pursuant to this Section 2.07(c) shall be deemed (A) to have been made pursuant to the Commitments and shall be subject to the limitation that the aggregate outstanding principal amount of the Advances may at no time exceed the Commitments then in effect, and (B) to have been used for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) if the related Reference Advance was used for the purpose of purchasing or carrying margin stock.

    SECTION 2.08    Interest Rate Determination.

 (a)   Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurocurrency Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to each of the Borrowers and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii).

(b)  If, with respect to any Eurocurrency Rate Advances, the Required Lenders in good faith notify the Agent that the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Agent shall forthwith so notify each of the Borrowers and the Lenders, whereupon (i)(A) each Eurocurrency Rate Advance denominated in Dollars will automatically Convert into Base Rate Advances, and (B) each Eurocurrency Rate Advance denominated in Euros will automatically be exchanged for an Equivalent of Dollars and Convert into Base Rate Advances, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended until the Agent shall notify each of the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

(c)  If any Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify each of the Borrowers and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Eurocurrency Rate Advances denominated in the same Optional Currency and having an Interest Period of one week.

(d)  On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, in respect of Advances denominated in Dollars, or (euro)10,000,000, in respect of Advances denominated in Euros, such Advances shall automatically (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in Euros, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.

(e)  Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance will, upon the written request of the Agent (at the request of the Required Lenders), on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, be Converted into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in Euros, be exchanged for an Equivalent amount of Dollars and be Converted into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended.

(f)  If either, with respect to Eurocurrency Rate Advances denominated in Dollars, the Moneyline Telerate Markets Page 3750, or, with respect to Eurocurrency Rate Advances denominated in Euros, the Page 248 of the Moneyline Telerate Service, is unavailable and, in each such case, fewer than two Reference Banks furnish timely information to the Agent for determining the applicable Eurocurrency Rate,

(i)  the Agent shall forthwith notify the applicable Borrower and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances,

(ii)  each such Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, Convert into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in Euros, be prepaid by the applicable Borrower or be automatically exchanged for an Equivalent amount of Dollars and be Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii)  the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify each of the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

    SECTION 2.09    Optional Conversion of Advances.

        Any Borrower may subject to the provisions of Sections 2.08 and 2.12, Convert all or any portion of Revolving Credit Advances of one Type made to it comprising the same Borrowing into Advances of the other Type; provided, however, that (a) any such Conversion of (i) Base Rate Advances into Eurocurrency Advances denominated in Dollars or of Eurocurrency Advances of one Interest Period into Eurocurrency Advances denominated in Dollars and of another Interested Period shall be made on notice received no later than 9:00 A.M. (New York City time) on the Business Day immediately preceding the date of the proposed Conversion, or (ii) in all other cases, shall be made on notice received no later than 9:00 A.M. (New York City time) on the Business Day of the proposed Conversion, (b) in the case of any Conversion of Eurocurrency Rate Advances denominated in Dollars into Base Rate Advances other than on the last day of an Interest Period therefor, the Borrower requesting such Conversion shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c), and (c) any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than $10,000,000. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Dollar denominated Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.

    SECTION 2.10    Prepayments.

 (a)  Optional.  Each Borrower may, upon at least three Business Days notice to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $10,000,000, in respect of each prepayment of Advances denominated in Dollars, or (euro)10,000,000, in respect of each prepayment of Advances denominated in Euros, and in an integral multiples of $1,000,000 or (euro)1,000,000, as applicable, in excess thereof, and (ii) in the event of any such prepayment of a Eurocurrency Rate Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c). Notwithstanding anything in the previous sentence to the contrary, no Borrower may prepay any Competitive Bid Advances other than in accordance with Section 2.03(d).

(b)  Mandatory.  (i)  If, on any date, the Agent notifies the Initial Borrower that, on any Interest Payment Date, the sum of (A) the aggregate principal amount of all Advances denominated in Dollars plus (B) the Equivalent in Dollars (determined on the Business Day immediately preceding such Interest Payment Date) of the aggregate principal amount of all Advances denominated in Euros then outstanding exceeds 110% of the aggregate Commitments of the Lenders on such date, one or more of the Borrowers (as determined by the Initial Borrower) shall, as soon as practicable and in any event within five Business Days after receipt of such notice, subject to the proviso to this sentence below, prepay the outstanding principal amount of any Advances owing by such Borrowers in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Commitments of the Lenders on such date, together with any interest accrued to the date of such prepayment on the aggregate principal amount of Advances prepaid; provided, however, that if the aggregate principal amount of Base Rate Advances outstanding at the time of such required prepayment is less than the amount of such required prepayment, the portion of such required prepayment in excess of the aggregate principal amount of Base Rate Advances then outstanding shall be deferred until the earliest to occur of the last day of the Interest Period of the outstanding Eurocurrency Rate Advances in an aggregate amount equal to the excess of such required prepayment. The Agent shall give prompt notice of any prepayment required under this Section 2.10(b)(i) to each of the Borrowers and the Lenders, and shall provide prompt notice to each of the Borrowers of any such notice of required prepayment received by it from any Lender.

(ii)  On each Business Day, each of the Borrowers shall repay the outstanding Advances by an amount equal to the excess of the outstanding principal amount of the Advances over the aggregate Commitments after giving effect to any reduction of the Commitments pursuant to Section 2.05 on the immediately preceding Business Day.

(iii)  Each Borrower shall prepay an aggregate principal amount of the Advances comprising part of the same Borrowing in an amount equal to 75% of the amount of net cash proceeds received by such Borrower from each issuance in the U.S. or European capital markets of publicly traded bonds, debentures, or similar debt securities having a maturity in excess of one year.

    SECTION 2.11    Increased Costs.

 (a)  If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation enacted or issued after the date of this Agreement or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued after the date of this Agreement, there shall be any material increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes (as to which Section 2.14 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction, state or any political subdivision thereof under the laws of which such Lender has any present or former connection, then the applicable Borrower shall from time to time, within 30 days of written demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost in reasonable detail and stating the basis upon which such amount has been calculated and certifying that such Lender’s method of allocating such costs is fair and reasonable and that such Lender’s demand for payment of such costs hereunder is not inconsistent with its treatment of other borrowers which, as a credit matter, are similarly situated to such Borrower and which are subject to similar provisions, submitted to such Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent error in the calculation of such amount.

(b)  If any Lender reasonably determines that compliance with any law or regulation enacted or issued after the date of this Agreement, or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued after the date of this Agreement, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is materially increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, within 30 days of written demand by such Lender (with a copy of such demand to the Agent), the applicable Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to the amount of such increased cost in reasonable detail and stating the basis upon which such amount has been calculated and certifying that such Lender’s method of allocating such costs is fair and reasonable and that such Lender’s demand for payment of such costs hereunder is not inconsistent with its treatment of other borrowers which, as a credit matter, are similarly situated to such Borrower and which are subject to similar provisions, submitted to such Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent error in the calculation of such amount.

(c)  Before making any demand under this Section 2.11, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(d)  If any Lender shall subsequently recoup any costs (other than from a Borrower) for which such Lender has theretofore been compensated by a Borrower under this Section 2.11, such Lender shall remit to such Borrower an amount equal to the amount of such recoupment.

    SECTION 2.12    Illegality.

        Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances in Dollars or Euros or to fund or maintain Eurocurrency Rate Advances in Dollars or Euros hereunder, (a) each Eurocurrency Rate Advance, as the case may be, will automatically, upon such demand, (i) if such Eurocurrency Rate Advance is denominated in Dollars, Convert into a Base Rate Advance and (ii) if such Eurocurrency Rate Advance is denominated in Euros, be exchanged for an Equivalent amount of Dollars and Convert into a Base Rate Advance, and (b) the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify each of the Borrowers and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurocurrency Lending Office if the making of such a designation would allow such Lender or its Eurocurrency Lending Office to continue to perform its obligations to make Eurocurrency Rate Advances or to continue to fund or maintain Eurocurrency Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

    SECTION 2.13    Payments and Computations.

 (a)  Each Borrower shall make each payment hereunder and under the Notes, if any, with respect to principal of, interest on, and other amounts relating to, Advances denominated in Dollars, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent, by deposit of such funds to the applicable Agent’s Account in same day funds. Each Borrower shall make each payment hereunder and under the Notes, if any, irrespective of any right of counterclaim or set-off, with respect to principal of, interest on, and other amounts relating to, Advances denominated in Euros, not later than 11:00 A.M. (London time) on the day when due in Euros to the Agent, by deposit of such funds to the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.03, 2.11, 2.14 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes, if any, in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)  All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate and of facility fees shall be made by the Agent or the Sub-Agent, as the case may be, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)  Whenever any payment hereunder or under the Notes, if any, shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)  Unless the Agent or the Sub-Agent, as the case may be, shall have received notice from the appropriate Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Agent or the Sub-Agent, as the case may be, may assume that such Borrower has made such payment in full to the Agent or to the Sub-Agent, as the case may be, on such date, and the Agent or the Sub-Agent, as the case may be, may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Agent or to the Sub-Agent, as the case may be, each Lender shall repay to the Agent or to the Sub-Agent, as the case may be, forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent or to the Sub-Agent, as the case may be, at (i) the Federal Funds Rate, in the case of Advances denominated in Dollars, or (ii) the cost of funds incurred by the Sub-Agent, in respect of such amount in the case of Advances denominated in Euros.

    SECTION 2.14    Taxes.

        (a)  Each Borrower shall only be required to pay or reimburse any Lender or the Agent for present or future taxes, levies, imposts, deductions, charges or withholdings arising from or in connection with any payments made by any Borrower under this Agreement or any of the other Loan Documents, or any liabilities with respect to the foregoing (collectively, “Taxes”), other than Excluded Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any of the other Loan Documents to any Lender or the Agent, (i) such Borrower shall make such deductions in respect of Taxes, (ii) such Borrower shall pay the full amount deducted in respect of Taxes to the relevant taxation authority or other governmental or regulatory authority in accordance with applicable law, and (iii) to the extent, there is an increase in any Taxes (other than Excluded Taxes) imposed on such Lender or the Agent as a result of this Agreement or any of the other Loan Documents (such increased amount being the “Non-Excluded Taxes” of such Lender or the Agent), the sum payable by such Borrower shall be increased as may be necessary so that after making all required deductions of Non-Excluded Taxes such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made in respect of Non-Excluded Taxes. Within 30 days after the date of any payment of Non-Excluded Taxes by any Borrower, such Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a copy of a receipt evidencing such payment. For purposes of this section 2.14, the term “Change in Law” shall mean the adoption of any law, rule, regulation, court decision or precedential administrative guidance after the date of this Agreement.

        (b)  Each of the Borrowers shall indemnify each Lender and the Agent for, and hold each of them harmless against, the full amount of Non-Excluded Taxes paid by such Lender or the Agent, as the case may be. This indemnification shall be made within 90 days from the date on which such Lender or the Agent, as the case may be, makes written demand therefor and provides adequate documentary evidence of payment thereof.

        (c)  Each Lender and the Agent shall deliver or cause to be delivered to any requesting Borrower required to withhold under section 1441 or 1442 or comply with any information reporting or backup withholding requirements of the U.S. Internal Revenue Code of 1986, as amended, or the regulations thereunder, the following properly completed and duly executed documents:

(i)  if such Lender or the Agent is not a United States Person, a complete and executed (A) U.S. Internal Revenue Form W-8BEN with Part II completed in which Lender claims and validly establishes the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (B) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto);

(ii)  if such Lender or the Agent is a natural person, a complete and executed (A) U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate, in substantially the form of Exhibit H hereto (a “Section 2.14 Certificate”), or (B) U.S. Internal Revenue Service Form W-9 (or any successor forms thereto);

(iii)  if such Lender or the Agent is organized under the laws of the United States, any State thereof, or the District of Columbia, (A) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto), including all appropriate attachments or (B) if such Person is disregarded for federal income tax purposes, the documents that would be required under clause (i), (ii), this clause (iii), (iv), (v) or (vi) of this Section 2.14(c) with respect to its beneficial owner as if such beneficial owner were a Lender;

(iv)  if such Lender or the Agent (A) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (B) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN establishing a zero rate of withholding (or any successor forms thereto) and a Section 2.14 Certificate;

(v)  if such Lender or the Agent (A) is treated as a partnership or other non-corporate entity, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (1) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (2) a Section 2.14 Certificate, and, without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be required by clause (i), (ii), (iii), (iv), this clause (v) and/or clause (vi) of this Section 2.14(c) with respect to each such beneficial owner if such beneficial owner were Lender, provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Lender or the Agent is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury Regulations, or the requirements of this clause (v) of Section 2.14(c) are otherwise determined to be unnecessary (all such determinations under this clause (v) of Section 2.14(c) to be made in the sole discretion of the Initial Borrower); or

(vi)   (A) if such Lender or the Agent is disregarded for U.S. federal income tax purposes, such Person shall deliver the document that would be required by this clause (vi), or by clause (i), (ii), (iii), (iv), or (v) of Section 2.14(c) with respect to its sole owner if such sole owner were such Lender or the Agent, or (B) if such Lender or the Agent is not a United States person and is acting in the capacity as an “intermediary” (as defined in U.S. Treasury Regulations), (1) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments), and (2) if such intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the "non-qualified intermediary" is acting, the documents that would be required by clause (i), (ii), (iii), (iv), (v) or this clause (vi) of Section 2.14(c) with respect to each such Person if each such Person were Lender.

In addition, each Lender or the Agent, shall provide any requesting Borrower with such other forms, certificates and documentation that such Lender or the Agent is legally entitled to furnish as may be necessary or appropriate to obtain any reduction of or exemption from any withholding or other Tax imposed by any governmental authority on payments made by such Borrower under any Loan Document.

Each Lender and the Agent shall provide the appropriate forms, certificates and other documentation described in this Section 2.14(c) (x) prior to becoming a party to this Agreement; (y) upon a Change in Law or circumstances requiring or making appropriate a new or additional form, certificate or documentation; and (z) whenever reasonably requested by any of the Borrowers or the Agent. If the forms referred to above in this Section 2.14(c) that are provided by a Lender at the time such Lender becomes a party to this Agreement indicate a withholding tax rate in excess of zero on payments under this Agreement to be received by such Lender from a Borrower organized in a Covered Jurisdiction, such withholding tax at such rate shall be treated as Excluded Taxes unless and until such Lender provides all such forms, duly completed and delivered, establishing that a lesser rate applies, whereupon such withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form. If the forms referred to above in this Section 2.14(c) that are provided by a Lender at the time such Lender becomes a party to this Agreement indicate a withholding tax rate in excess of zero on payments under this Agreement to be received by such Lender from a Borrower that is not organized in a Covered Jurisdiction, such withholding tax at such rate shall be treated as Non-Excluded Taxes solely for the periods governed by such form. If, however, on the date a Lender assigns all or a portion of its commitments under this Agreement to an Affiliate thereof, such Lender assignor was entitled to additional amounts under Section 2.14(a), then the related Lender assignee shall be entitled to additional amounts solely to the extent that amounts payable to such Lender assignee are themselves subject to a withholding tax imposed as a direct result of a Change in Law occurring after the date on which the Lender assignor became a party to this Agreement. Any additional Taxes imposed on any Lender as a direct result of a change in the Applicable Lending Office of such Lender shall be treated as Excluded Taxes except to the extent that (I) any such additional Non-Excluded Taxes are imposed as a result of a Change in Law occurring after the date of change of its Applicable Lending Office, or (II) such change is made at the request of the Initial Borrower in which case the additional Non-Excluded Taxes shall be treated as Non-Excluded Taxes imposed by reason of a Change in Law and indemnified pursuant to subsection (a) above.

        (d)  For any period with respect to which any Lender or the Agent has failed to provide the Initial Borrower with the duly completed forms, certificates or other documents described in Section 2.14(c) or any successor thereto (other than if such failure is due to such Lender or the Agent, as the case may be, not being legally entitled to provide any such form, certificate or other document or if it is legally inadvisable for such Lender or the Agent, as the case may be, to deliver such form, certificate or other document), such Lender or the Agent shall not be entitled to the payment of any additional amounts pursuant to Section 2.14(a) or to indemnification under Section 2.14(b) with respect to Non-Excluded Taxes by reason of such failure, and such Taxes shall be considered Excluded Taxes; provided, however, that should any Lender or the Agent become subject to Non-Excluded Taxes because of its failure to deliver a form required hereunder, the appropriate Borrower shall, at the Agent’s or such Lender’s sole expense, take such steps (consistent with legal and regulatory restrictions) as such Lender or the Agent shall reasonably request to assist such Person in recovering such Non-Excluded Taxes from the proper governmental or regulatory authority. However, none of the Borrowers will be required to take any action that would be inadvisable or overly burdensome.

        (e)  Each Lender and the Agent hereby agrees that, upon the occurrence of any circumstances entitling such Person to any additional amounts under Section 2.14(a) or to indemnification under Section 2.14(b), such Lender or the Agent shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions), at its own expense, to designate a different Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts or indemnification that may thereafter accrue.

        (f)  If any Lender or the Agent entitled to additional compensation under any of the foregoing provisions of this Section 2.14 shall fail to designate a different Applicable Lending Office that avoids the need for additional compensation as provided in Section 2.14, then the Initial Borrower may cause such Lender or the Agent to (and, if the Initial Borrower so demands, such Lender or the Agent shall) assign all of its rights and obligations under this Agreement to one or more other Persons identified by any Borrower in accordance with the terms of Section 8.07(a).

        (g)  If any Lender or the Agent determines that it has received a refund of or credit against any Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund or credit to Borrower (but only to the extent of amounts paid by such Borrower under this Section 2.14), net of all out-of-pocket expenses of such Lender or the Agent and without interest (other than any interest paid by the relevant governmental or regulatory authority with respect to such refund or credit); provided, however, that such Borrower, upon the request of such Lender or the Agent, agrees to repay the amount paid over to such Borrower to such Lender or the Agent in the event such Lender or the Agent is required to repay such refund to such governmental authority or such credit is subsequently denied. Nothing in this Section 2.14(g) shall be deemed to require the Agent or any Lender to provide copies of tax returns or other confidential tax information.

        (i)  Each Lender and the Agent shall take all actions reasonably requested by any Borrower to assist such Borrower, at the sole expense of such Borrower, to recover from the relevant taxation authority or other governmental authority any Taxes in respect of which amounts were paid by such Borrower pursuant to Section 2.14(a) or Section 2.14(b).

    SECTION 2.15    Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances owing to it (other than pursuant to Section 2.11, 2.14 or 8.04(c)) in excess of its ratable share of payments on account of the Revolving Credit Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each of the Borrowers agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

    SECTION 2.16    Use of Proceeds.  The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) for general corporate purposes of each Borrower and its Subsidiaries, including to finance acquisitions, providing backup liquidity to support the issuance of commercial paper and the consummation of the Transaction.

    SECTION 2.17    Evidence of Debt.

        (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time on account thereof. Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Credit Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a promissory note of such Borrower payable to the order of such Lender, in substantially the form of Exhibit I-1 hereto (a “Revolving Credit Note”), in a principal amount equal to the Commitment of such Lender.

        (b)  The Register maintained by the Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder, (iv) the amount of any sum received by the Agent from such Borrower hereunder and each Lender’s share thereof, and (v) whether the proceeds of each Borrowing has be used for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

        (c)  Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

    SECTION 2.18    Call Right of Affiliates.  Any Affiliate of a Borrower may, upon at least three Business Days’ notice to the Agent stating the proposed date and aggregate principal amount of the purchase, and, if such notice is given such Affiliate shall, purchase from the Lenders the outstanding principal amount of Advances comprising part of the same Borrowings in whole or ratably in part, together with accrued interest thereon. After giving effect to each such purchase, the purchasing Affiliate shall be treated as a Lender to the extent of the rights and obligations so purchased, except as otherwise expressly set forth herein. Each purchase made pursuant to this Section 2.18 shall also be subject to Section 8.07(a).

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

    SECTION 3.01    Conditions Precedent to Initial Borrowing.  The initial Borrowing of Advances under this Agreement shall be made on and as of the first date (the “Closing Date”) on which the following conditions precedent have been satisfied:

(a)  All amounts owing by the Initial Borrower under the Existing Credit Agreement shall have been, or concurrently with the initial Borrowing hereunder shall be, paid in full, and all commitments of the lenders thereunder shall have been, or concurrently with the initial Borrowing hereunder shall be, terminated in accordance with the terms of the Existing Credit Agreement.

(b)  The Initial Borrower shall have paid all accrued fees and expenses of the Agent (including reasonable fees and expenses of counsel to the Agent).

(c)  On the Closing Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized representative of the Initial Borrower, dated the Closing Date, stating that:

(i)  The representations and warranties contained in Section 4.01 are correct in all material respects on and as of the Closing Date, and

(ii)  No event has occurred and is continuing that constitutes a Default.

(d)  The Agent shall have received on or before the Closing Date the following, each dated such date, in form and substance satisfactory to the Agent and in sufficient copies for each Lender:

(i)  Certified copies of each of the charter or other organizational documents of the Initial Borrower and of resolutions of the Initial Borrower approving this Agreement and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, together with an English translation of each of the foregoing documents that are not otherwise being provided in English.

(ii)  A certificate of an authorized representative of the Initial Borrower certifying the names and true signatures of the other authorized representatives of the Initial Borrower authorized to sign this Agreement and the other documents to be delivered hereunder.

(iii)  The Pledge Agreement and the Registration Rights Agreement, in each case duly executed and delivered by the Initial Borrower, together with (A) proper financing statements under the Uniform Commercial Code and similar requirements of law that are necessary to perfect and protect the Mortgage created or purported to be created under the Pledge Agreement, covering all Collateral described therein, and (B) proper termination statements under the Uniform Commercial Code and similar requirements of law that are necessary to terminate or amend existing liens on all Collateral granted in favor of the Existing Agent under the terms of the Existing Pledge Agreement, in each case, in appropriate form for filing or recording.

(iv)  Favorable written opinions of counsel for the Initial Borrower, in the form of (A) Exhibit C-1 hereto from Luxembourg counsel to the Initial Borrower, (B) Exhibit C-2 hereto from the Initial Borrower’s special counsel, and (C) Exhibit C-3 hereto from Cadwalader, Wickersham & Taft LLP, special counsel to the Initial Borrower.

(v)  A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

SECTION 3.02  Conditions Precedent to Each Borrowing.  The obligation of each Lender to make any Advance on the occasion of each Borrowing (other than any deemed Revolving Credit Borrowing pursuant to Section 2.04(b) or Section 2.07(c)) shall be subject to the conditions precedent that:

(a)  on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing or Notice of Competitive Bid Borrowing, as applicable, and the acceptance by any Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the applicable Borrower that on the date of such Borrowing such statements are true):

(i)  the representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f) thereof) are correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(ii)  no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default;

(b)  the Agent shall have received a properly completed Part I of Federal Reserve Form U-1, duly executed by an authorized representative of the Initial Borrower; and

(c)  the Agent shall have received such other approvals, opinions or documents as the Required Lenders through the Agent may reasonable request.

SECTION 3.03  Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Initial Borrower, by notice to the Lenders, designates as the proposed Closing Date, specifying its objection thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01  Representations and Warranties of the Borrowers.  Each of the Borrowers represents and warrants as to itself as follows:

(a)  Such Borrower and its Guarantor, if any, is a corporation, general partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and is duly qualified and in good standing in each jurisdiction wherein the failure to so qualify would have a material adverse effect on the financial condition or results of operations of such Borrower and its Subsidiaries, taken as a whole. Each of the Subsidiaries of such Borrower and its Guarantor, if any, is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation.

(b)  The execution, delivery and performance by such Borrower and its Guarantor, if any, of each Loan Document to which it is a party delivered hereunder, and the consummation of the transactions contemplated hereby, are within their respective corporate or other similar organization powers, have been duly authorized by all necessary corporate or other similar organization action, and do not contravene (i) their respective charter, by-laws or other organizational documents or (ii) law or any material contractual restriction binding on or affecting such Borrower or such Guarantor, as the case may be.

(c)  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by such Borrower and its Guarantor, if any, of this Agreement or any other Loan Document to which it is a party, except for any such authorizations, approvals, actions, notices or filings as have already been made or obtained and are in full force and effect.

(d)  This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by such Borrower and its Guarantor, if any, party thereto. This Agreement is, and each other Loan Document to which it is a party when delivered hereunder will be, the legal, valid and binding obligation of such Borrower and its Guarantor, if any, enforceable against it in accordance with their respective terms.

(e)  (i)The unaudited financial statements of such Borrower and its Subsidiaries delivered to the Agent prior to the Closing Date, in the case of the Initial Borrower, or upon the effectiveness of the Borrower Accession Agreement, in the case of each Additional Borrower (other than an Affiliate Guaranteed Borrower), (A) were prepared in good faith from its internal accounting systems and (B) are in substantially the form used by its managers and those of its Subsidiaries for internal review and business operations in the ordinary course.

(ii)  The financial statements of each Guarantor, if any, delivered to the Agent pursuant to Section 8.10(a)(iii) fairly present, subject, in the case of any such financial statements that are not audited, to year-end audit adjustments and footnote disclosure, the financial condition of such Guarantor and its Included Subsidiaries as at the date of such financial statements and the results of the operations of such Guarantor and its Included Subsidiaries for the period ended on such date.

(iii)  Except for the Transaction or as disclosed in writing to the Agent prior to the Closing Date, since December 31, 2004, there has been no Material Adverse Change.

(f)  There is no pending or overtly threatened action, suit, investigation, litigation or proceeding affecting such Borrower, any of its Subsidiaries or its Guarantor, if any, before any court, governmental agency or arbitrator that could reasonably be expected to adversely affect the legality, validity or enforceability of any Loan Document, or the consummation of the transactions contemplated hereby.

(g)  Such Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance made to such Borrower will be used to extend credit to any Person other than another Borrower for the purpose of purchasing or carrying any margin stock.

(h)  The proceeds of the Advances will be used solely in accordance with Section 2.16, the making of each Advance pursuant to this Agreement will comply in all respects with the provisions of Regulation U issued by the Board of Governors of the Federal Reserve System, and any purchases of common stock of the Company by it shall be effected in compliance with all applicable laws.

(i)  All written information (other than financial information, projections, estimates and other forward looking statements) heretofore furnished by such Borrower and its Guarantor, if any, to the Lenders for purposes of or in connection with this Agreement or any transaction contemplated hereby, taken as a whole, in each case as such written information may be amended, modified or supplemented by it from time to time, is correct in all material respects and does not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(j)  Such Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(k)  All of the Advances and other obligations owing by such Borrower to the Agent and the other Lenders and under the Credit Agreement and the Notes, if any, rank pari passu or senior to all of its other senior unsecured indebtedness for money borrowed.

ARTICLE V

COVENANTS OF THE BORROWERS

SECTION 5.01  Affirmative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Initial Borrower will, in the case of clause (e) of this Section 5.01, and each of the Borrowers will, in all other cases under this Section:

(a)  Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries and its Guarantors, if any, to comply, in all material respects, with all applicable laws, rules, regulations and orders, except where the failure to so comply would not have a Material Adverse Effect.

(b)  Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries and its Guarantor, if any, to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all material lawful claims that, if unpaid, might by law become a Mortgage upon its property; provided, however, that none of the Borrowers, the Subsidiaries of a Borrower or the Guarantors shall be required to pay or discharge any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Mortgage resulting therefrom attaches to its property and enforcement, collection, execution, levy or foreclosure proceedings shall have been commenced with respect thereto.

(c)  Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries and its Guarantor, if any, to preserve and maintain, its existence as a corporation, general partnership or limited liability company, as applicable, its rights (charter and statutory) and franchises; provided, however, that (i) each of the Borrowers, each of their respective Subsidiaries and each of the Guarantors may consummate any merger, consolidation or transfer, sale or lease of its assets as an entirety to any Person not prohibited under Section 5.02(b), (ii) each of the Borrowers, each of their respective Subsidiaries and each of the Guarantors may wind up, liquidate or dissolve any inactive or immaterial Subsidiary of such Person, (iii) none of the Borrowers, the Subsidiaries of a Borrower or the Guarantors shall be required to preserve any right or franchise if the Board of Directors of such Borrower, such Subsidiary or such Guarantor shall determine that the preservation thereof is no longer desirable in the conduct of its business, and that the loss thereof is not disadvantageous in any material respect to the Loan Parties and their Subsidiaries, taken as a whole, or the Lenders, and (iv) each of the Borrowers, each of their respective Subsidiaries and each of the Guarantors may reincorporate or otherwise change its legal form so long as (A) the applicable Borrower provides written notice thereof to the Agent reasonably promptly following such reincorporation or change (together with certified copies of each amended charter or other organizational document, and, solely in the case of the Borrowers if the Collateral has not been released prior to such date in accordance with Section 10 of the Pledge Agreement, any amendments or supplements to the Pledge Agreement necessary for the Agent, on behalf of the Lenders, to maintain the perfected nature of its Mortgage covering the Collateral), and (B) such reincorporation or change would not result in a Material Adverse Effect.

(d)  Reporting Requirements. Deliver to the Agent (for distribution by the Agent to the Lenders):

(i)  as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of each of the Loan Parties (other than any Affiliate Guaranteed Borrower), a Consolidated balance sheet of such Loan Party and its Included Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of such Loan Parties and its Included Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by an authorized representative of such Loan Party as having been prepared in accordance with generally accepted accounting principles and, to the best of such Loan Party’s knowledge, as fairly presenting in all material respects the financial condition, results of operations and cash flows of such Loan Party and its Included Subsidiaries for the period covered thereby;

(ii)  as soon as available, and in any event within 120 days after the end of each fiscal year of each of the Loan Parties (other than any Affiliate Guaranteed Borrower), a copy of the annual audit report for such year for such Loan Party and its Included Subsidiaries, containing the Consolidated balance sheet of such Loan Parties and its Included Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of such Loan Party and its Included Subsidiaries for such fiscal year, in each case accompanied by an unqualified opinion or an opinion reasonably acceptable to the Required Lenders by Deloitte & Touche LLP or other independent public accountants of recognized standing;

(iii)  as soon as possible and in any event within five days after the occurrence of each Default or Event of Default continuing on the date of such statement, a statement of any Loan Party setting forth details of such Default or Event of Default and the action that one or more of the Loan Parties and their Subsidiaries has taken and propose to take with respect thereto;

(iv)  promptly after the sending or filing thereof, copies of all reports that any Borrower sends to any of its securityholders, and copies of all reports and registration statements that such Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

(v)  promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting any of the Borrowers or any of their Subsidiaries of the type described in Section 4.01(f); and

(vi)  such other information respecting any of the Loan Parties or any of their Subsidiaries as the Required Lenders through the Agent may from time to time reasonably request;

provided, however, that in the case of clauses (i), (ii) and (iv) of this subsection (d), each Borrower may comply with its obligations thereunder by posting the relevant documents to its website, to any of the other Borrowers’ websites, to www.sec.gov, or to such other website as notified to the Agent and the Lenders in lieu of delivering hard copies thereof to the Lenders.

(e)  Obtaining of Public Debt Rating. Use commercially reasonable efforts to obtain, as soon as reasonably practicable and in any event no later than July 31, 2006, a rating of the non-credit enhanced long-term senior unsecured debt of the initial Borrower from Moody’s or S&P.

SECTION 5.02  Negative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, none of the Borrowers shall:

(a)  Restrictions on Mortgages. (i) Create, incur, assume or suffer to exist, or permit any of its Subsidiaries or its Guarantor, if any, to, create, incur, assume or suffer to exist, any Mortgage on or with respect to any of its property and assets, other than:

(i)  Mortgages created under the Loan Documents;

(ii)  Permitted Mortgages;

(iii)  Mortgages existing as of the date hereof;

(iv)  Mortgages granted in favor of the Borrowers or any of their Subsidiaries on all or any portion of the assets of the Loan Parties and their Subsidiaries other than up to 75% of their Principal Manufacturing Properties, considered as a whole;

(v)  deposits made, and letters of credit issued, to secure the performance of operating leases of the Loan Parties and their Subsidiaries arising in the ordinary course of business;

(vi)  Mortgages in favor of governmental bodies to secure progress or advance payments;

(vii)  Mortgages arising solely from precautionary filings of financing statements under the Uniform Commercial Code of any jurisdiction (or similar filings and recordings under equivalent provisions of applicable law);

(viii)  any Mortgages existing on any property at the time such property is acquired by any Loan Party or any of its Subsidiaries, or on any property of any Person at the time such Person becomes, or is merged into, the Company or any of its Subsidiaries;

(ix)  purchase money and title retention Mortgages, capitalized leases and construction- or improvement-cost Mortgages;

(x)  Mortgages arising under or in connection with Hedge Agreements entered into by any Loan Party or any of its Subsidiaries;

(xi)  Mortgages on accounts (as defined in the applicable Uniform Commercial Code at any time in effect), receivables, notes, contracts or contract rights, general intangibles, lockboxes, (in each case related to the applicable accounts or receivables) and collections and proceeds therefrom created in connection with the securitization or monetization of accounts receivable or other commercial paper programs of the Company and its Subsidiaries;

(xii)  Mortgages arising in connection with repurchase agreements, reverse purchase agreements and other similar agreements for the purchase, sale or loan of securities, in each case in the ordinary course of business;

(xiii)  Mortgages of all of the Loan Parties, their Subsidiaries and Guarantors, if any, not otherwise permitted hereunder encumbering assets not exceeding 20% of Consolidated Assets of the Loan Parties and their Included Subsidiaries at any time; and

(xiv)  any extension, refinancing, renewal or refunding of any Mortgage referred to in clauses (i) through (xiii) of this Section 5.02(a).

Notwithstanding the foregoing, on and after the date that the Pledge Agreement has been terminated, the Borrowers and their respective Subsidiaries and Guarantors, if any, shall not withdraw (within the meaning of Section 211.3(f) of Regulation U issued by the Board of Governors of the Federal Reserve System) assets from coverage by this Section 5.02(a) that, solely as a consequence of such withdrawal (and not due to any fluctuations in the value of the assets themselves) would cause the value of the assets subject to this Section 5.02(a) to be less than the aggregate principal amount of the Advances that were used for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(b)  Consolidation, Merger and Sale of Assets. Consolidate or merge with or into, or transfer, sell or lease its assets as an entirety to, or permit any Guarantor, if any, to consolidate or merge with or into, or transfer, sell or lease its assets as an entirety to, any Person, unless the Person (if other than a Borrower or a Subsidiary of the Company) formed by such consolidation or into which such Borrower, or such Guarantor is merged or which acquires or leases the assets of such Borrower or such Guarantor substantially as an entirety assumes such Borrower’s or such Guarantor’s obligations under the Loan Documents (and, upon such assumption, such Person shall be a Borrower or Guarantor, as applicable, for all purposes of the Loan Documents), or another Borrower assumes such Borrower’s obligations, or another Guarantor assumes such Guarantor’s obligations, under the Loan Documents; provided, that after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing, and such consolidation, merger, transfer, sale or lease of assets is not prohibited under the indentures pursuant to which any publicly held debt of such Borrower or such Guarantor was issued.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01  Events of Default.  Each of the following events shall constitute an “Event of Default” under this Agreement:

(a)  Any Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or any Borrower shall fail to pay any interest on any Advance or make any other payment of fees payable under this Agreement or any Note within ten days after the same becomes due and payable; or any Loan Party shall fail to make any payment of any other amount payable under any Loan Document within ten days after the same becomes due and payable; or

(b)  Any representation or warranty made by any Loan Party (or any of its authorized representatives) under or in connection with this Agreement or any of the other Loan Documents shall prove to have been incorrect in any material respect when made; or

(c)  (i) Any Borrower shall fail to perform or observe any term, covenant or agreement contained in, or any Guarantor shall fail to perform or observe any term, covenant or agreement that any Borrower has agreed to cause such Guarantor to perform under, (A) Section 5.01(d) or (e) (other than clauses (e)(i), (e)(ii) or (e)(iii)) or (B) Section 5.02, or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in, or any Guarantor shall fail to perform or observe any term, covenant or agreement that any Borrower has agreed to cause such Guarantor to perform under, this Agreement or any of the Loan Documents on its part to be performed or observed if, in the case of this clause (ii), such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Initial Borrower by the Agent or any Lender; or

(d)  Any Borrower or any of its Subsidiaries or any Guarantor shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Borrower or any of its Subsidiaries or any Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 90 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Borrower or any of its Subsidiaries or any Guarantor shall take any corporate or other action to authorize any of the actions set forth above in this subsection (d); or

(e)  Any judgment or order for the payment of money in excess of $250,000,000 shall be rendered against any Borrower, any Guarantor or any of the Material Subsidiaries and not satisfied and there shall be any period of 60 consecutive days during which a stay of enforcement of such unsatisfied judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(e) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(f)  Any non-monetary judgment or order shall be rendered against any Borrower or any of its Subsidiaries or any Guarantor that would have a Material Adverse Effect and not resolved, and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

SECTION 6.02  Remedies.

(a)  If any Event of Default shall occur and be continuing, then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to each of the Borrowers, declare the obligation of each Lender to make Advances to be terminated, whereupon the obligation of each Lender to make such Advances shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to each of the Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each of the Borrowers.

(b)  Notwithstanding anything to the contrary in clause (a) of this Section 6.02, in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (i) the obligation of each Lender to make Advances to such Borrower shall automatically be terminated and (ii) the Advances made to such Borrower, all interest thereon and all amounts payable under this Agreement with respect thereto shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each of the Borrowers.

ARTICLE VII

THE AGENT

SECTION 7.01  Authorization and Action.  Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or the other Loan Documents (including, without limitation, enforcement or collection of the Advances), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or the other Loan Documents applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by each of the Borrowers pursuant to the terms of this Agreement or the other Loan Documents.

SECTION 7.02  Agent’s Reliance, Etc.  Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Loan Documents, except for its or their own negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and any assignee thereof as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for any of the Loan Parties), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith (without negligence or willful misconduct) by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any of the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents on the part of any of the Loan Parties or to inspect the property (including the books and records) of any of the Loan Parties; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect of this Agreement or any of the other Loan Documents by acting in good faith upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or telegram) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03  Citibank and Affiliates.  With respect to its Commitment, the Advances made by it and any Note or Notes issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any of the Borrowers, any of their Subsidiaries and any Person who may do business with or own securities of any of the Borrowers or their Subsidiaries, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders.

SECTION 7.04  Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05  Indemnification.  The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrowers), ratably according to the respective principal amounts of the Advances then owing to each of them (or if no Advances are at the time outstanding or if any Advances are then owing to Persons that are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

SECTION 7.06  Successor Agent.  The Agent may resign at any time by giving written notice thereof to the Lenders and each of the Borrowers and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent acceptable to the Initial Borrower. If no successor Agent shall have been so appointed by the Required Lenders and approved by the Initial Borrower, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

SECTION 7.07  Sub-Agent.  The Sub-Agent has been designated under this Agreement to carry out the duties of the Agent. The Sub-Agent shall be subject to each of the obligations in this Agreement to be performed by the Sub-Agent, and each of the Borrowers and the Lenders agrees that the Sub-Agent shall be entitled to exercise each of the rights and shall be entitled to each of the benefits of the Agent under this Agreement as such rights and benefits relate to the performance of its obligations hereunder.

SECTION 7.08  Other Agents.  Each Lender hereby acknowledges that no syndication agent and no documentation agent nor any other Lender designated as any “agent” (other than the Agent) on the signature pages or the cover hereof has any liability hereunder other than in its capacity as a Lender.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01  Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any of the other Loan Documents, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by each of the Borrowers and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Borrowers and all of the Lenders (other than any Lender that is an Affiliate of any Borrower), do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders or postpone the Termination Date, (c) reduce the principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (d) postpone any scheduled date for any payment of principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder pursuant to Section  2.04, 2.06 or 2.07, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Credit Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, or (f) amend this Section 8.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

SECTION 8.02  Notices, Etc.

 (a)  All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier or telegraphic communication) and mailed, telecopied, telegraphed or delivered, or (y) to the extent set forth in Section 8.02(b) and in the proviso to this Section 9.02(a), by electronic mail (in .PDF form) (“Email”), confirmed reasonably promptly thereafter in writing, if to the Initial Borrower, at the address of such Person at 5, rue Eugene Ruppert, L-2453 Luxembourg, with a copy to Sharon E. Abrams, General Counsel-Western Europe, Procter & Gamble, 47, Route de Saint Georges, 1213 Petit-Lancy 1, Switzerland, Tel. +41-22-709-7452, Fax +41-22-870-4452, Email: [              ]; if to any Additional Borrower to such Person at the address specified therefor in the applicable Borrower Accession Agreement; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be; and if to the Agent, at its address at [              ]; or, as to any Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to each of the Borrowers and the Agent; provided, that Notices of Revolving Credit Borrowing, Notices of Competitive Bid Borrowing and materials delivered pursuant to Section 5.01(d)(i), (d)(ii) and (d)(iv) shall be delivered to the Agent as specified in Section 9.02(b) or as otherwise specified to the Company by the Agent. All such notices and communications shall, when mailed, telecopied or Emailed, be effective when deposited in the mails, telecopied or confirmed by Email, respectively, except that notices and communications to the Agent pursuant to Article II or III shall not be effective until received by the Agent. Delivery by telecopier or facsimile of an executed counterpart of any amendment or waiver of any provision of this Agreement or any other Loan Document or of any Exhibit hereto or thereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b)  Notices of Revolving Credit Borrowing, Notices of Competitive Bid Borrowing and materials required to be delivered pursuant to Section 5.01(d)(i), (d)(ii) and (d)(iv) may be delivered to the Agent in an electronic medium in a format acceptable to the Agent by Email at oploanswebadmin@citigroup.com, or such other email address as the Agent shall specify in writing to each of the Loan Parties. Each of the Borrowers agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to each of the Borrowers, any of its Subsidiaries or any other materials or matters relating to this Agreement, any of the other Loan Documents or any of the transactions contemplated hereby or thereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system reasonably approved by the Company (the “Platform”). Although the primary web portal is secured with a dual firewall and a User ID/Password Authorization System and the Platform is secured through a single user per deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Borrowers acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there may be confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c)  Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement. Each Lender agrees (i) to notify the Agent in writing of such Lender’s Email address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective Email address for such Lender) and (ii) that any Notice may be sent to such Email address.

SECTION 8.03  No Waiver; Remedies.  No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided herein and in the Pledge Agreement, when executed and delivered hereunder, are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04  Costs and Expenses.

 (a) The Initial Borrower agrees to pay reasonably promptly following demand therefor all reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement and the other Loan Documents. Each of the Borrowers further agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement against such Borrower (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder and thereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights against such Borrower under this Section 8.04(a).

(b)  Each of the Borrowers agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”; and each of the Agent and the Lenders, and their respective Affiliates officers, directors, employees, agents and advisors being, in relation to each other, a “Related Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Advances, this Agreement or any of the other Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances; provided, however, that no Borrower shall have any obligation to indemnify an Indemnified Party pursuant to this Section 8.04(b) with respect to any claim, damage, loss, liability or expense (i) that resulted from negligence, willful misconduct, violation of law or the breach of any Loan Document by such Indemnified Party or a Related Indemnified Party, (ii) is attributable to Taxes or Other Taxes, which in each case shall be governed solely by Section 2.14, (iii) that arises out of a claim, litigation, arbitration or proceeding of one or more of the Agent and/or any of the Lenders solely against the Agent and/or any of the other Lenders not attributable to the actions of such Borrower or any of its Subsidiaries or Affiliates or (iv) that arises out of a claim, litigation, arbitration or proceeding in which one or more of the Borrowers and/or their Subsidiaries or Affiliates prevail. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the directors, shareholders or creditors of any Borrower or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each of the Borrowers and each of the Indemnified Parties hereby agrees not to assert any claim against each such other Person, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Advances, this Agreement or any of the other Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances. No Indemnified Party shall settle or otherwise pay or agree to pay any claim, damages, losses liabilities or expenses for which any Borrower is obligated to provide indemnification under this Section 8.04(b) without the prior written consent of such Borrower.

(c)  If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.10 or 2.12, acceleration of the maturity of the Advances pursuant to Section 6.02 or for any other reason, or by an assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by a Borrower pursuant to Section 8.07(a), each of the Borrowers shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d)  Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 8.05  Right of Set-off.  Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.02 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.02, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of any Borrower now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify each of the Borrowers after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 8.06  Binding Effect.  This Agreement shall become effective when it shall have been executed and delivered by the Initial Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Agent and each Lender and their respective successors and assigns, except that (other than in accordance with Section 5.02(b) or Section 8.10) no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 8.07  Assignments and Participations.

 (a) Without the written consent of the Initial Borrower (which consent may be withheld in its sole and absolute discretion) and of the Agent (which consent shall not be unreasonably withheld), no Lender may assign all or any portion of its rights and obligations under this Agreement to any Person, except to an Affiliate of such Lender, as provided in Section 2.11, 2.14 or  2.18, or as set forth in Section 8.07(g) or to another Lender that is an Affiliate of such Lender. If any Lender (i) requests any payment to under Section 2.11 or Section 2.14 or (ii) gives notice to any Borrower pursuant to Section 2.12, then, so long as no Default or Event of Default has occurred and is continuing at such time, any Borrower may demand upon at least three Business Days’ notice to such Lender and the Agent that such Lender, and, upon such demand, such Lender shall, assign all of its rights and obligations under this Agreement to any Person designated by such Borrower. Each assignment pursuant to the terms of this Section 8.07(a) (A) shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (and, in the case of an assignment demanded by a Borrower, shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement), except that any such assignment of a Commitment by a Lender to another Lender that is an Affiliate of such Lender need not be accompanied by an assignment of the same percentage of any of the assigning Lender’s Advances and any such assignment of one or more Advances by a Lender to another Lender that is an Affiliate of such Lender need not be accompanied by an assignment of the same percentage the assigning Lender’s Commitment or any of the assigning Lenders other Advances, (B) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, shall in no event be less than $10,000,000, and (C) shall be evidenced by evidenced by an Assignment and Acceptance executed by each of the parties thereto and delivered to the Agent, for its acceptance and recording in the Register. No Lender shall be obligated to make any such assignment as a result of a demand by a Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either each of the Borrowers or one or more assignees therefrom in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (1) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (2) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)  By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)  Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee in accordance with Section 8.07(a), together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to each of the Borrowers.

(d)  The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and Commitment of, and principal amount of the Advances owing to, each Lender from time to time, and whether the proceeds of each such Advanced were used for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each of the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded as a Lender in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by each of the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)  Each Lender may upon not less than five Business Days’ notice to the Initial Borrower sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to each of the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) each of the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by the Borrowers therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any scheduled date for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. If any Lender sells a participation as described in this Section 8.07(e), such Lender shall provide to the Agent on behalf of the Borrowers, or maintain as agent of the Borrowers, the information described in Section 8.07(d) with respect to such participation and shall permit each of the Borrowers to review such information (to the extent permitted under applicable law) from time to time upon request. Neither the sale of any such participation nor the holding of such a participation by any participant shall increase any obligation of any Borrower under Section 2.14.

(f)  Any Lender may, in connection with any assignment or participation or proposed assignment or proposed participation, disclose to the assignee or participant or proposed assignee or participant any financial statements and related documents delivered to the Agent in accordance with Section 4.01(e), Section 5.01(d)(i) or Section 5.01(d)(ii); provided that, prior to any such disclosure, the assignee or participant or proposed assignee or proposed participant shall agree to preserve the confidentiality of any Confidential Information received by it in accordance with the terms of Section 8.08.

(g)  Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

SECTION 8.08  Confidentiality.  Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of each of the Borrowers, other than (a) to the Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by 8.07(f), to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking; provided, that, with respect to clause (b) above, the Agent and each Lender agree to notify the Initial Borrower promptly of any such request for the disclosure of Confidential Information unless such notification is prohibited by applicable law, rule or regulation or by judicial process.

SECTION 8.09  Judgment Currency.

 (a)  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars or Euros into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars or Euros, as the case may be, with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b)  The obligation of each Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to such Borrower such excess.

SECTION 8.10  Additional Borrowers; Assumption of Advances.

 (a)  The Initial Borrower may request that any of the Related Parties become party to this Agreement as an additional borrower (an “Additional Borrower”), and additionally such Related Party or a Borrower may elect that all or any portion of the Advances and other obligations of any Borrower under this Agreement and the other Loan Documents shall be assumed by any other Borrower, in either case, by delivering to the Agent each of the following:

(i)  a Borrower Accession Agreement, duly executed by the Initial Borrower and such Related Party, together with a certificate of an authorized representative of the Additional Borrower certifying the names and true signatures of the other authorized representatives of the Additional Borrower authorized to sign the Borrower Accession Agreement and the other documents to be delivered hereunder;

(ii)  an opinion of counsel addressing the matters covered by opinion paragraphs 1, 2, 3, and 4 of Exhibit C-1, opinion paragraph 1 of Exhibit C-2, and opinion paragraphs 1 and 2 of Exhibit C-3 in Section 3.01(d)(iv) (with such exceptions, assumptions and qualifications as are customary or appropriate in light of the circumstances under which such opinion is given);

(iii)  (A) except in the case of any Related Party that will be an Affiliate Guaranteed Borrower, the most recently available quarterly or annual financial statements of such Related Party and its Subsidiaries (which may be unaudited) and (B) in the case of an Affiliate Guaranteed Borrower, the most recently available quarterly or annual financial statements of the applicable Guarantor (which may be unaudited); and

(iv)  if, as of the date such Related Party becomes an Additional Borrower, such Related Party does not have long-term senior unsecured debt ratings of A- or better from S&P or A3 or better from Moody’s, a duly executed and delivered Guaranty Agreement from the Company or a Related Party that maintains such debt rating at such time.

(b)  A Related Party in respect of which the Initial Borrower has delivered a Borrower Accession Agreement to the Agent shall become an Additional Borrower and, as such, shall have all of the rights and obligations of a Borrower hereunder with respect to the Commitments specified to be made available to such Additional Borrower, which shall be in a minimum amount of $500,000,000; provided, that no Default or Event of Default shall have occurred and be continuing or would result from such joinder or assumption, as applicable. Upon any assumption of all of the Advances and other obligations of any Borrower, then, so long no Notice of Revolving Credit Borrowing or Notice of Competitive Bid Borrowing in respect of such Borrower is outstanding at such time, such Borrower shall no longer be a party to this Agreement.

SECTION 8.11  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.12  Jurisdiction.

 (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each Borrower agrees that service of process in any such action or proceeding brought in any such New York State court or in such federal court may be made upon CT Corporation System and its offices at 111 Eighth Avenue, New York, New York 10011 (the “Process Agent”), and hereby further agrees that any failure of the Process Agent to give any notice of any such service to any Borrower shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document in the courts of any jurisdiction.

(b)  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.13  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.14  Waiver of Jury Trial.  Each of the Borrowers, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any of the other Loan Documents or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

SECTION 8.15  Patriot Act.  Each Lender hereby notifies each of the Borrowers that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representatives thereunto duly authorized, as of the date first above written.

PROCTER & GAMBLE INTERNATIONAL S.A.R.L., as the Initial Borrower

By _____________________________
                                          Title:

CITIBANK, N.A.,
                                          as Agent

By _____________________________
                                          Title:

AMENDMENT AND WAIVER TO REVOLVING CREDIT AGREEMENT

As of July 30, 2006

Reference is made to the Revolving Credit Agreement dated as of July 27, 2005 (as amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”) among Procter & Gamble International S.A.R.L., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg (the “Initial Borrower”), the Additional Borrowers party thereto, the Lenders party thereto, Citibank, NA., as administrative agent for such Lenders (the “Agent”), Citigroup Global Markets Inc., as sole lead arranger and sole book runner, JPMorgan Chase Bank, N.A., as syndication agent, and ABN Amro Bank N.V. and Deutsche Bank Securities Inc., as co-documentation agents. Capitalized terms not otherwise defined in this Amendment and Waiver shall have the same meanings as specified therefor in the Credit Agreement.

PRELIMINARY STATEMENTS

The Lenders have agreed to make and have made loans and other extensions of credit to the Borrowers under the Credit Agreement. The Initial Borrower has requested and, upon this Amendment and Waiver becoming effective, the Lenders will have agreed, that certain provisions of the Credit Agreement be amended and otherwise modified in the manner provided for herein.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other valuable consideration the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1, Amendment to the Credit Agreement. The Credit Agreement is hereby amended as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended to add the following definitions in the appropriate alphabetical order:

“P&G” means The Procter & Gamble Company, an Ohio corporation.

“P&G Guaranty” means the Guaranty dated as of August 23, 2006 made by P&G in favor of the Agent and the Lenders.

(b) Section 1.01 of the Credit Agreement is hereby further amended (i) to add at the end of the definition of “Guarantor” the new proviso clause “; provided, however, that P&G shall not constitute a Guarantor for any purposes of the Loan Documents or any agreement, instrument, certificate or other document delivered in connection therewith” and (ii) to add at the end of the definition of “Guaranty Agreement” the new proviso clause “; provided, however, that the P&G Guaranty shall not constitute a Guaranty Agreement for any purposes of the Loan Documents or any agreement, instrument, certificate or other document delivered in connection therewith”

(c) Section 4.01(e) of the Credit Agreement is hereby amended (i) to delete clause (i) thereof in its entirety and (ii) to renumber clauses (ii) and (iii) thereof as the new clauses (i) and (ii) thereof, respectively.

(d) Section 5.01(d) of the Credit Agreement is hereby amended (i) to restate clause (i) thereof in its entirety to read as follows:

“(i) within the time periods specified in the rules and regulations of the Securities and Exchange Commission, but only for so long as P&G is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, a Quarterly Report on Form 1 0-Q for each of the first three fiscal quarters of each fiscal year of P&G and an Annual Report on Form 10-K for each fiscal year of P&G;”,

(ii) to delete clause (ii) thereof in its entirety and substitute therefore the new language “(ii) [INTENTIONALLY OMITTED]” and (iii) to replace the language “in the case of clauses (i), (ii) and (iv) of this subsection (d),” in the proviso clause at the end of such Section with the new language “in the case of clauses (i) and (iv) of this subsection (d),”.

(e) Section 5.01(e) of the Credit Agreement is hereby deleted in its entirety.

(f) Section 6.01(a) of the Credit Agreement is hereby amended to add after the language “of any other amount payable under any Loan Document” in the fourth line thereof the new language “, or P&G shall fail to make any payment of any other amount payable wider the P&G Guaranty,”.

(g) Section 6.0 1(c) of the Credit Agreement is hereby amended to restate subclause (i)(A) thereof in its entirety to read “(A) Section 5.01(c) or (d) (other than clauses (d)(i) or (d)(iii))”.

SECTION 2. Waiver. The Lenders hereby waive (a) compliance with Section 5,0 1(e) of the Credit Agreement at any time and from time to time on or prior to the date hereof and (b) any Defaults arising under Section 6.01(c) of the Credit Agreement arising from such non-compliance.

SECTION 3. Conditions Precedent. This Amendment and Waiver shall become effective on and as of the date (the “Amendment Effective Date”) on which (a) the Agent shall have received (i) an executed counterpart of this Amendment, duly executed and delivered by a duly authorized officer of the Initial Borrower and (ii) executed Lender Consent Letters (or facsimile transmissions thereof), substantially in the form of Exhibit A hereto (“Lender Consent Letters”), from the Required Lenders, and (b) P&G shall have executed and delivered the P&G Guaranty, substantially in the form of Exhibit B hereto.

SECTION 4. Reference To And Effect On The Loan Documents. On and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof’ or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof’ or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended and otherwise modified hereby. Except as amended or waived herein, all of the provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect in accordance with the terms thereof and are hereby in all respects ratified and confirmed.

SECTION 5. Execution in Counterparts. This Amendment and Waiver may be executed by one or more of the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment and Waiver by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Amendment and Waiver signed by all the parties shall be lodged with the Initial Borrower and the Administrative Agent.

SECTION 6. GOVERNING LAW. THIS AMENDMENT AND WAIVER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AN]) CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Waiver to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

PROCTER & GAMBLE INTERNATIONAL S.A.R.L

By________________________________________
   Name:
Title:

CITIBANK, N.A.

By________________________________________
Name
Title

P&G GUARANTY
dated as of August 23, 2006

GUARANTY by The Procter & Gamble Company, an Ohio corporation (the “Company”) in favor of the Agent and each of the Lenders (as each such Person is hereinafter defined).

Procter & Gamble International S.A.R.L., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg (the “Initial Borrower”) has entered into the Revolving Credit Agreement dated as of July 27, 2005 (as amended, supplemented and otherwise modified from time to time, the “Credit Agreement) with the Additional Borrowers referred to therein, the Lenders party thereto (the “Lenders”) and Citibank, NA, as administrative agent for such Lenders (together with any successor thereto appointed pursuant to Article VII of the Credit Agreement, the “Agent”). Capitalized terms not otherwise defined in this Guaranty shall have the same meanings as specified therefor in the Credit Agreement. It is a condition precedent to the effectiveness of the Amendment and Waiver to the Revolving Credit Agreement date as of the date hereof that the Company shall have executed and delivered this Guaranty. NOW, THEREFORE, the Company agrees as follows:

Section 1. Guaranty. The Company unconditionally guarantees the payment of all of the obligations of the Borrowers, whether now or hereafter existing, under the Credit Agreement and the Notes, if any (collectively, the “Guaranteed Obligations”), and hereby agrees to pay any and all reasonable expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent or any of the Lenders in enforcing any rights under this Guaranty in accordance with the terms hereof. Without limiting the generality of the foregoing, the Company’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Borrower to the Agent or any of the other Lenders but for the fact that such Guaranteed Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Borrower.

Section 2. Guaranty Absolute. The Company guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of Section 4, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender with respect thereto. The liability of the Company under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of the Credit Agreement or the Notes, if any, or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations under or in respect of the Credit Agreement and the Notes, or any other amendment or waiver of or any consent to departure from the Credit Agreement or the Notes, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or any of its Subsidiaries or otherwise;

(c) any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any change, restructuring or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries;

(e) any failure of any Lender to disclose to any Borrower or the Company any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Borrower or guarantor now or hereafter known to such Lender (the Company waiving any duty on the part of the Lenders to disclose such information);

(f) the failure of any other Person to execute or deliver any other guaranty or agreement or the release or reduction of liability of the Company or any other guarantor or surety with respect to the Guaranteed Obligations; or

(g) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender that might otherwise constitute a defense available to, or a discharge of, the Company or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, as though such payment had not been made.

Section 3. Waivers. The Company hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, protest, dishonor and any other notice with respect to any and all of the Guaranteed Obligations and this Guaranty, and any requirement that the Agent or any of the Lenders exhaust any right or take any action against any of the Borrowers or any other Person. The Company hereby unconditionally waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature. The Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waivers and agreements set forth in Section 2 are knowingly made in contemplation of such benefits.

Section 4. Payments. The Company shall make each payment hereunder with respect to Guaranteed Obligations in Dollars not later than 11:00 A.M. (New York City time) on the day that is 30 days after the date on which the Company receives written notice from the Agent that any Borrower has failed to make a payment under the Credit Agreement, including therein the date of such failure and the aggregate amount owing by the applicable Borrower. Such payment shall be made to the Agent by deposit of such funds to the Agent’s Account in same day funds. All computations of, and determinations for, payments to be made hereunder shall be made in accordance with Sections 2.13(b) and 2.13(c) of the Credit Agreement.

Section 5. Representations and Warranties of the Company. The Company hereby represents and warrants as follows:

(a) The execution, delivery and performance by the Company of this Guaranty, and the consummation of the transactions contemplated hereby, are within the corporate or other similar organization powers of the Company, have been duly authorized by all necessary corporate or other similar organization action, and do not contravene (i) the charter, by-laws or other organizational documents of the Company or (ii) law or any material contractual restriction binding on or affecting the Company.

(b) This Guaranty has been duly executed and delivered by the Company.

(c) This Guaranty is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Section 6. No Waiver; Remedies. No failure on the part of the Agent or any of the Lenders to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or consent thereto; nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable law.

Section 7. Continuing Guaranty; Release of Company. This Guaranty is a continuing guaranty and, subject to the next succeeding italicized proviso clause, shall (a) remain in full force and effect until the latest of (i) the payment in full of all of the Guaranteed Obligations and (ii) the Termination Date, (b) be binding upon the Company, its successors and assigns and (c) inure to the benefit of, and be enforceable by, the Agent, on behalf of itself and the Lenders, and their respective successors, transferees and assigns.

Section 8. Jurisdiction. The Company hereby irrevocably and unconditionally submits, for itself and its property, to the nonexciusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty, or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document in the courts of any jurisdiction. The Company irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any New York State or federal court. The Company hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9. Miscellaneous. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York. Delivery of an executed counterpart of a signature page to this Guaranty by telecopier shall be effective as delivery of an originally executed counterpart of this Guaranty. The Company hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Guaranty or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized, as of the date first above written.

THE PROCTER & GAMBLE COMPANY

By:
Name:
Title:
Address:

Telecopier: ( )